UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TOWER BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2011

TO THE SHAREHOLDERS OF TOWER BANCORP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Tower Bancorp, Inc. will be held at 9:30 a.m., local time, on Tuesday, May 24, 2011, at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011, for the following purposes:

1.	To elect six directors to serve for a 1-year term and until their successors are elected and qualified.

2.	To approve an advisory, non-binding resolution regarding executive compensation.

3.	To approve an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation.

4.	To approve an amendment to our Amended and Restated Articles of Incorporation to limit the transactions requiring approval of our shareholders by a supermajority vote.

5.	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011.

6.	To transact such other business as may properly come before the meeting.

The board of directors recommends that you vote “FOR” the election of each of the nominees for director listed in the enclosed proxy statement; “FOR” the approval of the advisory, non-binding resolution regarding executive compensation; “FOR” the approval of “Every Three Years” with respect to the frequency of future advisory votes regarding executive compensation; “FOR” the approval of the amendment to the Amended and Restated Articles of Incorporation; and “FOR” the ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, the board of directors encourages you to vote your shares by completing and signing the enclosed proxy card and mailing it promptly in the accompanying postage-prepaid envelope or, in the alternative, vote electronically either over the Internet at https://www.proxyvotenow.com/tobc or by touch tone telephone at 1-866-214-3791. This will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in “street name,” you will need additional documentation from your broker in order to vote in person at the meeting.

This Notice of Annual Meeting, proxy statement and enclosed proxy card are being sent on [April 11, 2011] to shareholders of record at the close of business on [March 25, 2011].

By Order of the Board of Directors

Andrew S. Samuel
Chairman & Chief Executive Officer

Harrisburg, Pennsylvania

[April 11, 2011]

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 24, 2011. The proxy statement, proxy card and 2010 Annual Report are available at: http://www.cfpproxy.com/4431.

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PROXY STATEMENT

112 Market Street

Harrisburg, Pennsylvania 17101

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of Tower Bancorp, Inc. (“Tower”) to be held Tuesday, May 24, 2011, beginning at 9:30 a.m., at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011, and at any adjournments or postponements thereof. This proxy statement was prepared at the direction of the company’s board of directors to solicit your proxy for use at the annual meeting and was mailed to shareholders on or about [April 11, 2011].

Who is entitled to vote?

Shareholders owning Tower common stock on [March 25, 2011] are entitled to vote at the annual meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March  1, 2011, there were 11,983,576 shares of Tower common stock outstanding.

On what am I voting?

You will be asked to elect six (6) directors for one-year terms expiring in 2011, to approve an advisory, non-binding resolution regarding executive compensation, to approve an advisory, non-binding proposal regarding the frequency of future advisory votes on executive compensation, to approve a proposed amendment to the company’s Amended and Restated Articles of Incorporation and to ratify the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011. The board of directors is not aware of any other matters to be presented for action at the annual meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the company’s management.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote “FOR” the election of each of the nominees for director listed in this proxy statement; “FOR” the approval of the advisory, non-binding resolution regarding executive compensation; “FOR” the approval of “Every Three Years” with respect to the frequency of future advisory votes regarding executive compensation; “FOR” the approval of the amendment to the Amended and Restated Articles of Incorporation; and “FOR” ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011.

How do I vote?

Sign and date each proxy card you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxy will vote “FOR” the six (6) persons nominated for election as directors; “FOR” the approval of the advisory, non-binding resolution regarding executive compensation; “FOR” the approval of “Every Three Years” with respect to the frequency of future advisory votes regarding executive compensation; “FOR” the approval of the amendment to the Amended and Restated Articles of Incorporation; and “FOR” the ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011.

Shareholders can also vote over the Internet at https://www.proxyvotenow.com/tobc or by telephone at 1-866-214-3791. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting your proxy will enable your shares to be represented and voted at the annual meeting.

How do I change my vote?

If you give the proxy we are soliciting, you may revoke it at any time before it is exercised:

•	by signing and returning a later-dated proxy; or

•	by giving written notice to Tower Bancorp, Inc., 112 Market Street, Harrisburg, PA 17101, Attention: Carl D. Lundblad, Corporate Secretary; or

•	by voting in person at the annual meeting.

A shareholder whose shares are held in “street name” should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the meeting without voting in person will not revoke an otherwise valid proxy.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in “street name” for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on a matter other than a procedural motion.

What vote is required to approve the proposals?

The six (6) nominees for election to the board of directors receiving the highest number of votes cast by shareholders entitled to vote at the meeting will be elected. “Withhold” votes will have the effect of a vote against the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the amendment to the Amended and Restated Articles of Incorporation requires the affirmative vote of at least 66 2/3% of the outstanding shares of Tower common stock entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of a vote against the proposed amendment.

Approval of the frequency of future advisory votes regarding the compensation of named executive officers will be determined by a plurality of the votes cast. Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against each of these other proposals.

Who will count the vote?

The Judges of Election appointed by the board of directors will count the votes cast in person or by proxy at the meeting.

How are proxies being solicited?

Tower will bear its own cost of solicitation of proxies for the meeting. In addition to solicitation by mail, the company’s directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts, but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. The company will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

What is the deadline for shareholder proposals at next year’s annual meeting?

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in Tower’s proxy statement for its 2012 annual meeting of shareholders must deliver the proposal in writing to the Secretary of Tower Bancorp, Inc. at Tower’s principal executive offices at 112 Market Street, Harrisburg, Pennsylvania, not later than [December 13, 2011]. Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, if any shareholder proposal intended to be presented at the 2011 annual meeting without inclusion in our proxy statement is received at our principal executive offices after March 9, 2011, then a proxy will have the ability to confer discretionary authority to vote on the proposal.

Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 24, 2011. This proxy statement, the enclosed proxy card and our 2010 Annual Report are available at http://www.cfpproxy.com/4431.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement and the documents that have been incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of our business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in our filings with the Securities and Exchange Commission (the “SEC”).

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this proxy statement, other than as may be required by applicable law or regulation.

PROPOSAL 1—

ELECTION OF DIRECTORS

Board of Directors

Our bylaws provide that the number of directors constituting the board of directors shall be not less than five (5) nor more than twenty-five (25). Our board of directors is authorized to fix the number of directors, from time to time, within these limits, and has currently fixed the number of directors at twelve (12).

Following an amendment to our bylaws on July 27, 2010, our board of directors is no longer classified and the term of directors is one year, except that the term of any director serving immediately prior to the annual meeting of shareholders in 2011 who was elected for a term scheduled to continue beyond the 2011 annual meeting shall hold office for the term for which the director was elected.

On January 27, 2011, the board of directors implemented a board restructuring plan providing for the reduction of the number of directors of Tower and Graystone Tower Bank. The restructuring plan was unanimously approved by the independent directors of each of the boards on January 25, 2011 on the recommendation of a special committee formed for purposes of developing a plan to reduce the size of the boards to a level where each can function most effectively.

In connection with the implementation of the board restructuring plan, Tower received resignations from each of the following directors: Stephen E. Beck, Patricia A. Carbaugh, John M. DiSanto, Marcus Faust, John A. Featherman, III, Frederic M. Frederick, Mark E. Gayman, Harry D. Johnston and Jeffrey B. Shank. Following such resignations, the size of the Board of Directors of Tower was fixed at twelve (12) directors and William E. Pommerening was appointed to fill the resulting vacancy.

Following the implementation of the board restructuring plan, effective January 27, 2011, the following individuals constitute the board of directors of Tower: Clifford E. DeBaptiste Jeffrey F. Lehman; Kenneth R. Lehman; Edward A. Leo; Charles C. Pearson, Jr.; Michael A. Peck; William E. Pommerening; Robert E. Poole, Jr; Terry L. Randall; Andrew S. Samuel; Hasu P. Shah; and Klare S. Sunderland.

Nominees for Election

The board of directors proposes the following six (6) nominees be elected as directors for terms expiring at the 2012 annual meeting of shareholders: Clifford E. DeBaptiste, Edward A. Leo, Jeffrey F. Lehman, Charles C. Pearson, Jr., William F. Pommerening, and Andrew S. Samuel. Each of the nominees currently serves as a director of the company.

The six (6) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Unless otherwise instructed, proxies received from shareholders will be voted for the election of the nominees. If the nominees should become unavailable for any reason, proxies received from shareholders will be voted in favor of substitute nominees, as the board of directors shall determine. The board of directors has no reason to believe that the nominees will be unable to serve if elected. Any vacancy occurring on the board of directors, for any reason, may be filled by a majority of the directors then in office until the expiration of the term of the vacancy.

Cumulative voting does not exist in the election of directors. Each share of Tower common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the six nominees to be elected.

The board of directors unanimously recommends that shareholders vote “FOR” each of the nominees for director identified in this proxy statement.

Director Qualifications

We provide below information as of the date of this proxy statement about each nominee and director of Tower. The information includes information each director has given us about his/her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the board of directors to conclude that he should serve as a director, we also believe that all of our directors and nominees have demonstrated good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.

Nominees for a Term Expiring at the 2012 Annual Meeting

Clifford E. DeBaptiste

Director since: 2010

Age: 86

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. DeBaptiste is the Chairman, Supervisor and Director of DeBaptiste Funeral Homes, Inc., which he founded in 1954. Mr. DeBaptiste was initially appointed a director on December 10, 2010 in accordance with the merger agreement with First Chester County Corporation, where he had served as a director since 1984, and pursuant to which the company has agreed to nominate and recommend Mr. DeBaptiste as is necessary to ensure that he shall have the opportunity to serve as a director of the company for a minimum of three years. Mr. DeBaptiste also served as a director of the First National Bank of Chester County from 1975 until 2010. We believe Mr. DeBaptiste’s qualifications to serve as a director of Tower include his over 55 years of experience as a local business owner and entrepreneur, as well as his community and professional leadership experience, including as Mayor of West Chester, trustee of West Chester University and President of the Pennsylvania Funeral Directors Association.

Edward A. Leo

Director since: 2010

Age: 63

Principal Occupation, Business Experience, Public and Investment Company Directorships:

Mr. Leo serves as the Chairman of the Board (since 1985) and Chief Executive Officer (since 1999) of Country Fresh Mushroom Co., a packer and distributor of mushrooms and mushroom products. Mr. Leo is also the Managing Member of John C. Leo & Son, LLC, a grower of fresh mushrooms, since 1972. Prior to that, Mr. Leo also served as a board member and officer of Laurel Valley Farms, a producer of mushroom compost, green roof materials and other soil products. Mr. Leo began his business career in public accounting and auditing as a senior accountant at the accounting firm of Haskins & Sells, CPA’s from 1969 to 1972. Mr. Leo recently served as a Member of the Board of the Chester County Economic Development Council. Mr. Leo was initially appointed a director on December 10, 2010 in accordance with the merger agreement with First Chester County Corporation, where he had served as a director since January 2006, and pursuant to which the company has agreed to nominate and recommend Mr. Leo as is necessary to ensure that he shall have the opportunity to serve as a director of the company for a minimum of three years. We believe Mr. Leo’s qualifications to serve as a director of Tower include his financial and accounting experience, his experience as a director and member of the audit committee of First Chester County Corporation, and as his leadership and entrepreneurial experience as the CEO of a successful privately held business.

Jeffrey F. Lehman

Director since: 2009

Age: 58

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Lehman is President & CEO of Shank’s Extracts, Inc., located in Lancaster, Pennsylvania. Mr. Lehman also serves on the Board of Trustees of Lancaster General Health, having served as Chairman from 2007 to 2010. Mr. Lehman was initially appointed a director on March 31, 2009, in accordance with the merger agreement with Graystone Financial Corp. We believe Mr. Lehman’s qualifications to serve as a director of Tower include his 30 years of entrepreneurial business experience and his executive leadership, management and board governance expertise.

Charles C. Pearson, Jr.

Director since: 2009

Age: 71

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Pearson has been a private investor since 2005, when he retired as Chairman, and previously, as President & CEO of Waypoint Financial Corp. Mr. Pearson was initially appointed a director on March 31, 2009, in accordance with the merger agreement with Graystone Financial Corp. We believe Mr. Pearson’s qualifications to serve as a director of Tower include his years of experience as a bank executive in various markets in Pennsylvania as well as his strategic, financial and corporate governance expertise.

William E. Pommerening

Director since: 2011

Age: 52

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Pommerening is the Chief Executive Officer & Managing Director of RP Financial, LC, a financial services advisory firm located in Arlington, Virginia that he co-founded in 1988. Mr. Pommerening has served as a director of Graystone Tower Bank since its organization in 2005 and was appointed a director of Tower on January 27, 2011. We believe Mr. Pommerening’s qualifications to serve as a director include his knowledge and understanding of the banking industry and over 25 years of experience in providing consulting, valuation, merger and acquisition advisory and strategic planning services to the financial services industry.

Andrew S. Samuel

Director since: 2009

Age: 49

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Samuel is Chairman and CEO of Tower and Chairman of Graystone Tower Bank. From March 31, 2009 until January 27, 2011, Mr. Samuel served as Chairman, President and CEO of Tower and Graystone Tower Bank. Prior to the merger with Graystone Financial Corp., Mr. Samuel was Chairman, President & CEO of Graystone Financial Corp. from 2006 to March 31, 2009 and of Graystone Bank from November 2005 to March 31, 2009. Mr. Samuel was previously Market CEO of Sovereign Bank from January through June 2005 and President and Chief Operating Officer of Waypoint Bank and Senior Executive Vice President, Banking Division of Waypoint Bank from 1996 through January 2005. We believe Mr. Samuel’s qualifications to serve as a director of Tower include his over 20 years of banking experience in Central Pennsylvania, as well as his strategic, executive leadership and management expertise.

Continuing Directors for a term expiring at the 2012 Annual Meeting

Michael A. Peck

Director since: 2009

Age: 66

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Peck is Chairman & CEO of Esqure Manufacturing Technologies, Inc., located in Lancaster, Pennsylvania, which operates manufacturing facilities engaged in plastic injection molding as well as metal fabrication and assemblies. Mr. Peck’s experience in the financial services industry includes prior service as a director of Parent Federal Savings Bank in Lancaster County, Pennsylvania. Mr. Peck was initially appointed a director on March 31, 2009, in accordance with the merger agreement with Graystone Financial Corp. We believe Mr. Peck’s qualifications to serve as a director of Tower include his financial expertise, familiarity with the financial services industry and years of experience leading complex organizations.

Robert E. Poole, Jr.

Director since: 2009

Age: 60

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Poole is Chairman, President & CEO of S&A Homes, Inc., and Poole Anderson Construction, each located in State College, Pennsylvania. Mr. Poole was initially appointed a director on March 31, 2009, in accordance with the merger agreement with Graystone Financial Corp. We believe Mr. Poole’s qualifications to serve as a director of Tower include his broad experience as a business leader and major regional developer focusing on commercial and residential real estate and his stature as a community leader within the State College, Pennsylvania region.

Klare S. Sunderland

Director since: 2009

Age: 76

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Sunderland is the President of Sun Motor Cars, Inc., an automotive group, located in Mechanicsburg, Pennsylvania. Mr. Sunderland has served as a member of the Juniata College Board of Trustees from 1970 to the present (Chairman, 1991 -1996) and as a director of Fredericktown Bank & Trust Company (Frederick, Maryland) from 1980 to 1996. Mr. Sunderland was initially appointed a director on March 31, 2009, in accordance with the merger agreement with Graystone Financial Corp. We believe Mr. Sunderland’s qualifications to serve as a director of Tower include his entrepreneurial business experience and his position as a respected business leader within Tower’s markets, as well as his understanding and knowledge of the banking industry.

Continuing Directors for a Term Expiring at the 2013 Annual Meeting

Kenneth R. Lehman

Director since: 2009

Age: 52

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Lehman is a private investor and attorney. Publicly traded banking institutions on whose boards Mr. Lehman serves or has served include Virginia Commerce Bancorp, Inc. (NASDAQ: VCBI), Arlington, Virginia, where he has served as a director since 2009 and Wayne Savings Bancshares, Inc. (NASDAQ: WAYN) where he served as a director from 2003 through 2007. Mr. Lehman was initially appointed a director on March 31, 2009, in accordance with the merger agreement with Graystone Financial Corp. We believe Mr. Lehman’s qualifications to serve as a director of Tower include his experience as an attorney representing private and public financial institutions, including his knowledge of banking and securities laws and regulations, his understanding of the banking industry, including bank valuation and mergers and acquisitions, and his service as a director of other banking institutions and public companies.

Terry L. Randall

Director since: 2006

Age: 63

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Randall is Vice Chairman of Mellott Company, one of the nation’s leading suppliers to the aggregate, slag, construction and power industries, located in Warfordsburg, Pennsylvania, and former President of Mellott Enterprises, Inc. until its merger with Mellott Company in 2007. Mr. Randall is licensed as a Certified Public Accountant (CPA) in good standing and formerly served as Managing Partner of Wolpoff & Company, LLP, Accountants and Consultants, based in Baltimore, Maryland. We believe Mr. Randall’s qualifications to serve as a director of Tower include his experience with financial and accounting matters, including over 30 years as a Certified Public Accountant, and 26 years in active public accounting practice, as well as his executive management and leadership experience as chief executive officer of a manufacturing and distribution company.

Hasu P. Shah

Director since: 2009

Age: 66

Principal Occupation, Business Experience and Public and Investment Company Directorships: Mr. Shah is the founder, Chairman & CEO of the Hersha Group, located in Harrisburg, Pennsylvania. He is also the Chairman of Hersha Hospitality Trust (NYSE: HT), having retired as Chief Executive Officer of Hersha Hospitality Trust in 2005. During the over 25 years since the founding of the Herhsa Group in 1984, Mr. Shah has developed, owned, or managed over 50 hotels across the Eastern United States and started affiliated businesses in general construction, purchasing, and hotel management. He has earned numerous awards, including the Entrepreneur of the Year award given by Ernst & Young LLP and the Creating a Voice award given by Project IMPACT, honoring South Asian American community leaders. Mr. Shah is an alumnus of the Owner and President’s Management program at Harvard Business School. Mr. Shah was initially appointed a director on March 31, 2009, in accordance with the merger agreement with Graystone Financial Corp. We believe Mr. Shah’s qualifications to serve as a director of Tower include his leadership and management of an entrepreneurial growth company and his service as a director and chairman of a publicly-held company.

CORPORATE GOVERNANCE

The board of directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity.

Corporate Governance Guidelines

The company’s board of directors has adopted written Corporate Governance Guidelines that, together with Tower’s Amended and Restated Articles of Incorporation, bylaws and the charters of board committees, provide a framework for the governance of Tower. Such guidelines are intended to assist the board in the exercise of its responsibilities. As the operation of the board is a dynamic process, these guidelines are reviewed periodically and revised by the board from time to time as deemed appropriate. Tower’s Corporate Governance Guidelines are available on Tower’s website, www.towerbancorp.com, under the tab “Governance Documents.”

Director Independence

All members of the board of directors are independent, with the exception of Mr. Samuel, in accordance with the independence standards of the NASDAQ Stock Market, as were the former directors who resigned in January 2011. In determining the directors’ independence, in addition to matters disclosed under “Related Person Transactions and Policies” on page 13 of this proxy statement, the board of directors considered each director’s beneficial ownership of Tower common stock, loan transactions between Graystone Tower Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

In each case, the board determined that none of the transactions above impaired the independence of the director. For more information, please refer to “Related Person Transactions and Policies” on page 13.

Leadership Structure of the Board; Lead Independent Director

Tower’s Corporate Governance Guidelines provide that the board has discretion to combine or separate the positions of Chairman and Chief Executive Officer, considering what serves the company’s best interests at the time. In 2009, the board of directors appointed Andrew Samuel, Chief Executive Officer, to the additional position of Chairman, believing that his prior service as both Chairman and Chief Executive Officer of Graystone Financial Corp. prior to its merger with Tower, as well as his role as a founder of Graystone Bank, uniquely qualified him for this role. The board of directors believes that at this time, Mr. Samuel’s leadership in these capacities will ensure that management is aligned with the board and positioned to effectively implement the business strategy endorsed by the board.

The board also believes that its existing corporate governance practices achieve independent oversight and management accountability, which is the objective that many boards seek to achieve by separating the roles. Specifically, Tower’s governance practices provide for strong independent board leadership and for independent discussion among directors.

Tower’s Corporate Governance Guidelines provide that whenever the Chairman is not an independent director, the board shall annually designate an independent Lead Director. Charles C. Pearson, Jr. has been designated by the independent directors as the independent Lead Director. As Lead Director, Mr. Pearson presides at any board meeting at which the Chairman is not present, including executive sessions of the independent directors, serves as a liaison between the Chairman and the independent directors, reviews and consults with the Chairman regarding meeting agendas and meeting schedules of the board, has the authority to call meetings of the independent directors, receives and responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, assists the Nominating and Corporate Governance Committee with the identification and recommendation of board candidates and participates with the Employee Development Committee in its evaluation of the Chief Executive Officer and discussion of the Chief Executive Officer’s performance with the Chief Executive Officer.

Moreover, in accordance with Tower’s Corporate Governance Guidelines, the independent directors meet in executive session, without the presence of management and under the leadership of the independent Lead Director, at least two (2) times a year.

Role of the Board of Directors in Risk Oversight

The board of directors’ role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the responsible officer within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

Tower’s Management Enterprise Risk Committee, comprised of senior executives of Tower from various functions, each of whom supervises day-to-day management of certain risks throughout the organization, periodically reports to the board regarding risk assessment and management activities. The committee seeks to ensure that the company identifies all potential material risks and implements appropriate control and mitigation measures. The committee performs an enterprise-wide risk assessment specifically focused on the following risk categories: Credit, Compliance/Legal, Interest Rate, Liquidity, Operational, Reputation and Strategic, and reports to the board concerning the identification, measurement, control features, monitoring and risk profile of the top risks identified in this process. The committee reports directly to the Chief Executive Officer and, prior to January 2011, to the full board of directors. As of January 2011, the committee reports to the Enterprise Risk Management Committee of the board, which was established to assist the board in fulfilling its oversight responsibilities with respect to the existence, operation and effectiveness of the risk management programs, policies and practices of the organization, and which, in turn, reports to the full board of directors.

Additionally, each of Tower’s board committees provides additional oversight of the risks within its specific areas of responsibility. For example, the Employee Development Committee reviews the company’s overall compensation program, including risks arising from incentive compensation programs. The Audit Committee reviews risks related to financial reporting. Additionally, the outcome of Tower’s audit risk assessment is presented to the Audit Committee; this assessment identifies internal controls risks and drives the internal audit plan for the coming year. Material violations of the company’s Code of Ethics Policy and related corporate policies are reported to the Audit Committee. In addition to providing oversight and coordination regarding enterprise wide risks, the board’s Enterprise Risk Management Committee provides oversight of the organization’s asset-liability policy, interest rate risk, liquidity risk and capital requirements and ratios, and reports regularly to the board of directors. The chair of each of the board’s committees regularly reports to the full board on risk matters within the committee’s purview.

Meetings and Committees of the Board of Directors

Board of Directors

During 2010, the Tower board of directors held thirteen (13) meetings. Each of the directors attended at least 75% of the combined total number of meetings of the board of directors and of the committees to which they belong.

Audit Committee

The Audit Committee oversees the accounting and tax functions of the company, recommends to the Tower board the engagement of the independent registered public accounting firm for the year, reviews with management and the independent registered public accounting firm the plan and scope of the audit engagement, reviews the annual financial statements of the company and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the independent registered public accounting firm the company’s internal controls and its accounting and reporting practices. The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

Since January 27, 2011, the members of the Audit Committee are Michael A. Peck (Chair), Edward A. Leo and Terry L. Randall. Prior to the board restructuring on January 27, 2011, the Audit Committee consisted of Jeffrey L. Lehman (Chair), Stephen E. Beck, Marcus Faust, Michael A. Peck and Terry L. Randall. The Audit Committee held thirteen (13) meetings during fiscal year 2010. All of the members of the Audit Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The board of directors has identified Mr. Randall as an “audit committee financial expert.” Mr. Randall has been a Certified Public Accountant (CPA) since 1971, maintained an active public accounting practice for over 25 years, and as Vice Chairman for Mellott Company, directly supervises that company’s chief financial officer. Additionally, Mr. Randall has served as a member of Tower’s Audit Committee since 2006. Furthermore, the company’s board of directors believes that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee.

The Audit Committee has adopted a charter, which is available to shareholders at the company’s website at www.towerbancorp.com under the “Governance Documents” tab.

Employee Development Committee

The Employee Development Committee is charged with reviewing and recommending to the full board of directors the compensation for the Chief Executive Officer, the Chief Financial Officer and the other named executive officers and the members of the board of directors and the compensation programs and benefits programs in which they participate. The Committee utilizes an outside consulting firm in gathering and analyzing peer group data to determine appropriate compensation levels for executive officers. The Employee Development Committee evaluates the performance of the Chief Executive Officer in light of previously communicated goals and objectives, and delegates to the Chief Executive Officer the responsibility of conducting annual reviews for the other executive officers and determining appropriate levels of compensation for other employees.

The Employee Development Committee’s processes and procedures for consideration and determination of executive compensation are described below in the section of “Compensation Discussion and Analysis” entitled “Role of The Employee Development Committee, Management and the Compensation Consultant in the Executive Compensation Process.” Director compensation levels are determined by the committee taking into account compensation levels for the same peer group used in evaluating executive compensation.

Since January 27, 2011, the members of the Employee Development Committee are Robert E. Poole, Jr. (Chair), Jeffrey F. Lehman and Hasu P. Shah. Prior to the board restructuring on January 27, 2011, the Employee Development Committee consisted of Robert E. Poole, Jr. (Chair), Terry L. Randall and Kenneth R. Lehman. The Employee Development Committee held fourteen (14) meetings during fiscal year 2010. All of the members of the Employee Development Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Employee Development Committee has adopted a charter, which is available to shareholders at the company’s website at www.towerbancorp.com under the “Governance Documents” tab. The committee has authority under its charter to retain outside counsel, compensation consultants or other experts of its choice, and received adequate funding from Tower to engage such advisors. For information concerning Pearl Meyer & Partners, the compensation consultant currently retained by the Committee, see the section of “Compensation Discussion and Analysis” entitled “Role of the Compensation Consultant.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is appointed by the company’s board of directors to assist the board in (i) identifying qualified individuals to become board members, (ii) determining the size and composition of the board and its committees, (iii) monitoring a process to assess board effectiveness, and (iv) developing and implementing Tower’s corporate governance guidelines.

Since January 27, 2011, the members of the Nominating and Corporate Governance Committee are Charles C. Pearson, Jr. (Chair), Kenneth R. Lehman and Klare S. Sunderland. Prior to the board restructuring on January 27, 2011, the Nominating and Corporate Governance Committee was comprised of Charles C. Pearson, Jr. (Chair), Mark E. Gayman and Hasu P. Shah. The Nominating and Corporate Governance Committee held four (4) meetings during fiscal year 2010.

The Nominating and Corporate Governance Committee has adopted a charter, which is available to shareholders at the company’s website at www.towerbancorp.com under the “Governance Documents” tab.

Enterprise Risk Management Committee

The Enterprise Risk Management Committee was established and appointed by the board of directors on January 27, 2011 to assist the board in fulfilling its oversight responsibilities with respect to the existence, operation and effectiveness of the risk management programs, policies and practices of the company. The members of the Enterprise Risk Management Committee are William E. Pommerening (Chair), Kenneth R. Lehman and Andrew Samuel.

The Enterprise Risk Management Committee operates pursuant to a board-approved charter, which is available to shareholders at the company’s website at www.towerbancorp.com under the “Governance Documents” tab.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee selects individuals for nomination to the board based on the criteria set forth in the company’s Corporate Governance Guidelines. Under these criteria, a substantial majority of the directors are to be independent as described under “Director Independence” and, except for the Chief Executive Officer, no more than one director of the company shall be an employee of the company. The Nominating and Corporate Governance Committee is responsible for reviewing with the board, on a regular basis, the requisite skills and characteristics new board members should possess, as well as the composition of the board as a whole. A director must possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors included in the review of potential directors include assessment of any material relationships with the company or others which might impact independence and objectivity, as well as consideration of diversity, age, skills, experience, time availability and the number of other boards the member sits on in the context of the needs of the board and the company, and such other criteria as the Nominating and Corporate Governance Committee shall determine to be relevant at the time in order to ensure a strong and effective governing body. The Nominating and Corporate Governance Committee performs an assessment of the various skills, experience and other attributes and characteristics of directors and nominees in order to facilitate consideration of these factors.

Director nominees will be recommended to the board annually by the Nominating and Corporate Governance Committee for election by the company’s shareholders at the annual meeting. Shareholder nominations for director shall be in accordance with the procedures set forth in the company’s bylaws. A Tower shareholder who desires to propose an individual for consideration by the board of directors as a nominee for director should submit a proposal in writing to the President of Tower in accordance with Section 10.1 of Tower’s bylaws. Any shareholder who intends to nominate any candidate for election to the board of directors must notify the Secretary of Tower in writing not less than 45 days prior to the date of any meeting of shareholders called for the election of directors. The board does not have a formal policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its policy is to give due consideration to any and all candidates. The board does not have any specific minimum qualifications for consideration for candidates nor does it have a formal policy to consider diversity in identifying nominees for director. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Committee using the board membership criteria referenced above.

Director Stock Ownership Guidelines

The board believes that it is important for each director to have a financial stake in the company to help align the director’s interests with those of Tower’s shareholders. To meet this objective, the board has adopted a general policy that each director should have invested, directly or indirectly, a minimum of $100,000 in Tower common stock (excluding stock options, restricted stock or other common stock received as compensation) and maintain such ownership at all times during his or her tenure on the board, provided that new directors will have up to 24 months of service on the board to meet this ownership objective. Compliance with these guidelines will be considered by the Nominating and Corporate Governance Committee in connection with the consideration of nominees for director, and may be waived in certain circumstances upon the recommendation of the Chairman and the Nominating and Corporate Governance Committee.

Shareholder Communications

The Corporate Governance Guidelines provide that parties who wish to communicate with the board or a committee of the board may send a letter to the Secretary at Tower Bancorp, Inc., 112 Market Street, Harrisburg, PA 17101, Att: Corporate Secretary. The letter should indicate whether the communication is intended for the Board or one of its committees. The Corporate Secretary may sort or summarize the communications as appropriate. The independent Lead Director is responsible to receive and respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group. Communications received by the company from shareholders are shared with the full board no later than the next regularly scheduled board meeting. Communications which are commercial solicitations, customer complaints, or involve incoherent or obscene statements, will not be forwarded to the board.

Code of Ethics Policy

Tower has adopted a Code of Ethics Policy that addresses, among other things, conflicts of interest, integrity of financial reports and the reporting of violations. The Code of Ethics Policy applies to all directors, officers and employees. The Code of Ethics Policy requires all covered persons and entities to avoid situations that might lead to a conflict or the appearance of any conflict between one’s self-interest and his or her duty to the company, its customers or its shareholders. A covered person’s position must never be used, directly or indirectly, for private gain, to advance personal interests, or to obtain favors or benefits for him/herself or any other person. The board is responsible for the enforcement of the Code of Ethics Policy. All directors, officers and employees are required annually to affirm their acceptance of, and compliance with, the Code of Ethics Policy, which may be accessed on the company’s website, www.towerbancorp.com, by selecting “Governance Documents.”

Related Person Transactions and Policies

Certain directors and officers of Tower, and companies with which they are associated, are customers of Graystone Tower Bank, the company’s primary subsidiary. During 2010, these individuals and companies conducted banking transactions with Graystone Tower Bank in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans and loan commitments involved in such transactions were made under substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to Tower. In the opinion of Tower’s management, these transactions do not involve more than the normal risk of collectability, nor do they present other unfavorable features. Each of these transactions was made in compliance with applicable law, including Federal Reserve Board Regulation O.

On June 12, 2009, the company accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $9.0 million of subordinated notes (referred to herein as the “2009 Notes”), on a private placement basis, to accredited investors. The investors included Frederic M. Frederick, who was a director of Tower until January 26, 2011, and who purchased $500,000 in principal amount of the 2009 Notes. The 2009 Notes bear interest, payable on the 15th of January, April, July and October of each year, at a fixed interest rate of 9.0% per year. The 2009 Notes have a maturity date of July 1, 2014 and may be redeemed at the option of Tower, in whole or in part, at any time, without penalty or premium, subject to any required regulatory approvals.

On February 5, 2010, the company accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $12.0 million of subordinated notes (referred to herein as the “2010 Notes”), on a private placement basis, to investors. The investors included Michael A. Peck, a director of Tower, and his spouse, who purchased an aggregate of $1,000,000 in principal amount of the 2010 Notes. The 2010 Notes bear interest, payable on the 15th of January, April, July and October of each year, at a fixed interest rate of 9.0% per year. The 2010 Notes have a maturity date of July 1, 2015 and may be redeemed at the option of Tower, in whole or in part, at any time, without penalty or premium, subject to any required regulatory approvals.

In December 2007, Graystone Bank, which was renamed “Graystone Tower Bank” upon its merger with The First National Bank of Greencastle, entered into a lease agreement for a build-to-suit lease with Park Forest Center II, L.P. for approximately 8,355 square feet of branch and regional administrative office space in State College, Pennsylvania for an initial 15-year lease term and an initial annual base rent of $270,000. Upon commencement of the term, the landlord is also entitled to an additional rental fee of $57,000, representing reduced land rent and carrying costs. Director Robert Poole maintains a minority 20% ownership interest in the 1% general partner of Park Forest Center II, L.P. The term of the lease commenced in October 2008. Graystone Bank performed an evaluation which confirmed that the terms of the lease, which was negotiated on an “arms length basis,” are consistent with market terms, and concluded that such terms are at least as favorable to Graystone Bank as could be obtained in a transaction with an unaffiliated third party.

Graystone Tower Bank’s board of directors is responsible for ensuring compliance with Federal Reserve Board Regulation O, including its lending, record-keeping and reporting requirements and, to that end, has adopted and maintains a written Regulation O compliance policy. Tower’s Chief Risk Officer is the executive officer responsible for administration of the Regulation O compliance policy. The Chief Risk Officer maintains a list of insiders (directors, executive officers, principal shareholders and their related interests) who are subject to the Regulation O compliance policy. Each year, a Regulation O questionnaire is circulated to all directors and executive officers in order to update related party information and to assist in the identification of potential related party transactions. Any direct or indirect extension of credit to an insider, including related interests, must be approved by the bank’s board of directors. Approval is only granted if the transaction will be made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at that time for comparable transactions with other persons, and if the transaction does not involve more than the normal risk of collection and does not present any other unfavorable features.

Additionally, Tower’s Corporate Governance Guidelines provide that any transaction involving Tower or any direct or indirect subsidiary of Tower and an executive officer, a director, a nominee for election to the board of directors, or a five percent or greater shareholder (or a member of his or her immediate family or a company or other entity in which he or she has, directly or indirectly, a financial interest) must be submitted for review and approval by the Audit Committee.

In addition to its Regulation O compliance policy and the requirements of the Corporate Governance Guidelines, Tower’s Code of Ethics Policy addresses, among other things, related party transactions and applies to all directors, officers and employees as well as their immediate family members and related business entities, trusts or estates.

To identify related persons and entities, Tower requires directors and executive officers to complete a Directors’ and Officers’ Questionnaire annually. This information is utilized to identify real or potential transactions in which conflicts of interest covered by the above-referenced policies and guidelines may arise.

Annual Meeting Attendance

Tower has no specific policy requiring directors to attend the Annual Meeting of Shareholders. All members of the board of directors at the time were present at the 2010 Annual Meeting of Shareholders. All members of the board of directors are expected to attend the 2011 Annual Meeting of Shareholders.

Executive Officers

The following table identifies each of the executive officers of Tower and Graystone Tower Bank, their age as of March 11, 2011, the position they currently hold and their professional experience during the prior five years.

Name	Age	Position and Prior Professional Experience
Andrew S. Samuel	49	Chairman and CEO of Tower and Chairman of Graystone Tower Bank since January 27, 2011. Chairman, President and CEO of Tower and Graystone Tower Bank from March 31, 2009 to January 27, 2011. Chairman, President & CEO of Graystone Financial Corp. from 2006 to March 31, 2009 and of Graystone Bank from November 2005 to March 31, 2009. Market CEO of Sovereign Bank from January through June 2005. President and Chief Operating Officer of Waypoint Bank and Senior Executive Vice President, Banking Division of Waypoint Bank from 1996 through January 2005.

Jeffrey Renninger	54	President and Chief Operating Officer of Tower since January 27, 2011. Executive Vice President of Graystone Tower Bank since March 31, 2009. Executive Vice President and Chief Operating Officer of Tower from March 31, 2009 to January 27, 2011. Executive Vice President of Graystone Financial Corp. from 2006 to March 31, 2009 and of Graystone Bank from November 2005 to March 31, 2009. Lancaster/Lebanon Regional President for Sovereign Bank and Waypoint Bank from 1999 through June 2005.

Janak Amin	46	Executive Vice President of Tower since March 31, 2009. President and CEO of Graystone Tower Bank since January 27, 2011. Executive Vice President of Graystone Tower Bank from March 31, 2009 to January 27, 2011. Executive Vice President of Graystone Financial Corp. from 2006 to March 31, 2009 and of Graystone Bank from November 2005 to March 31, 2009. Capital Region President for Sovereign Bank and Waypoint Bank from March 1997 through June 2005.

Name	Age	Position and Prior Professional Experience
Mark S. Merrill, CPA	34	Executive Vice President and Chief Financial Officer of Tower since March 31, 2009. Executive Vice President of Graystone Tower Bank since March 31, 2009. Chief Financial Officer of Graystone Tower Bank from March 31, 2009 to January 25, 2011. Executive Vice President and Chief Financial Officer of Graystone Financial Corp. and Graystone Bank from July 2008 to March 31, 2009. Senior Vice President and Chief Financial Officer of Graystone and Graystone Bank since May 2007. Vice President, Chief Accounting and Risk Officer of Graystone Bank since May 2006. Manager of Accounting and Financial Controls at Waypoint Bank from 2003 until 2005 and certified public accountant at Pricewaterhouse Coopers from 1999 until 2003.

John Finley, CPA, CMA	51	Acting Chief Financial Officer of Tower and Chief Financial Officer of Graystone Bank since January 25, 2011. Senior Vice President and Director of Finance of Graystone Tower Bank from June 2007 to January 25, 2011. Manager, Senior Living Services Consulting Practice of Parente Randolph, LLC, from 2005 to 2007.

Carl D. Lundblad, Esq	40	Executive Vice President and General Counsel of Tower and Graystone Tower Bank since March 31, 2009. General Counsel and Secretary of Graystone Financial Corp. and Graystone Bank from August 2007 to March 31, 2009. Partner and attorney at Rhoads & Sinon LLP since 1997.

Jane Tompkins	57	Executive Vice President of Tower and Chief Risk Officer of Graystone Tower Bank since March 31, 2009. Chief Credit Officer of Graystone Bank from November 2007 to March 31, 2009. President of 5Cs Consulting from January 2006 through November 2007. Chief Credit Officer of Legacy Bank from 2005 until 2006. Chief Credit Officer of Waypoint Bank from 1997 until 2005.

Clay T. Henry	49	Executive Vice President of Graystone Wealth Management (a division of Graystone Tower Bank which includes the Wealth Management and Financial Advisory Services Departments) since December 2010. Executive Vice President of First National Wealth Management, a division of First National Bank of Chester County from October 2006 to December 2010. Executive Vice President of Millennium Wealth Management, a division of Harleysville National Bank from March 1998 to October 2006.

INFORMATION CONCERNING SECURITY OWNERSHIP

Beneficial ownership of shares of the company’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after March 11, 2011.

Beneficial Ownership of Principal Holders

The following table shows, to the best of the company’s knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2010, more than 5% of the company’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned
Kenneth R. Lehman c/o Tower Bancorp, Inc. 112 Market Street Harrisburg, Pennsylvania 17101	675,754	(1)	5.64%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,101,978	(2)	9.20%

(1)	Includes 154,410 shares held jointly with Mr. Lehman’s spouse, 22,940 shares held in an IRA for Mr. Lehman, 76,892 shares held by Mr. Lehman’s spouse, 1,200 shares held in an IRA for Mr. Lehman’s spouse and 1,660 shares issuable pursuant to presently exercisable stock options.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011, which reported beneficial ownership as of December 31, 2010 by Wellington Management Company, LLP.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of March 11, 2011, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the company beneficially owned by each director, each nominee for director, each of the named executive officers and all executive officers and directors of the company as a group.

Name of Individual or Identity of Group Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Janak Amin	69,802	(2)	*
Clifford E. DeBaptiste	52,498	(3)	*
Jeffrey F. Lehman	23,497	(4)	*
Kenneth R. Lehman	675,754	(5)	5.64%
Edward A. Leo	6,199	(6)	*
Mark S. Merrill	36,488	(7)	*
Charles C. Pearson, Jr.	32,974	(8)	*
Michael A. Peck	85,360	(9)	*
William E. Pommerening	68,382	(10)	*
Robert E. Poole, Jr.	57,973	(11)	*
Terry L. Randall	84,540	(12)	*
Jeffrey Renninger	47,929	(13)	*
Andrew Samuel	55,139	(14)	*
Hasu P. Shah	52,396	(15)	*
Klare S. Sunderland	196,681	(16)	1.64%
Jane Tompkins	17,583	(17)	*
All Executive Officers, Directors and Nominees as a Group (19 persons)	1,586,989	(18)	13.16%

*	Indicates beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, to the knowledge of the company, all persons listed have sole voting and investment power with respect to their shares of Tower common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 11, 2011 (“presently exercisable stock options”). Amounts reported in this column also include shares allocated to the accounts of the respective person or group under the company’s Employee Stock Ownership Plan (“ESOP”). Under the terms of the ESOP, individual participants are entitled to direct the ESOP trustees how to vote the shares allocated to their accounts. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.
(2)	Includes 13,648 shares held through the ESOP and 10,005 shares issuable pursuant to presently exercisable stock options.
(3)	Includes 1,566 shares issuable pursuant to presently exercisable stock options.
(4)	Includes 1,660 shares issuable pursuant to presently exercisable stock options.
(5)	Includes 154,410 shares held jointly with Mr. Lehman’s spouse, 22,940 shares held in an IRA for Mr. Lehman, 76,892 shares held by Mr. Lehman’s spouse, 1,200 shares held in an IRA for Mr. Lehman’s spouse and 1,660 shares issuable pursuant to presently exercisable stock options. Of the stated amount, 649,254 shares are pledged as security.
(6)	Includes 2,000 shares held in an IRA for Mr. Leo.
(7)	Includes 22,904 shares held jointly with Mr. Merrill’s spouse, 4,780 shares held through the ESOP and 6,950 shares issuable pursuant to presently exercisable stock options. Of the stated amount, 22,904 shares are pledged as security.
(8)	Includes 1,660 shares issuable pursuant to presently exercisable stock options.

(9)	Includes 78,525 shares held jointly with Mr. Peck’s spouse and 1,660 shares issuable pursuant to presently exercisable stock options.
(10)	Includes 55,019 shares held jointly with Mr. Pommerening’s spouse and 1,660 shares issuable pursuant to presently exercisable stock options.
(11)	Includes 1,660 shares issuable pursuant to presently exercisable stock options.
(12)	Includes 1,093 shares held jointly with Mr. Randall’s spouse, 2,000 shares held in an IRA for Mr. Randall, 54,968 shares held by Forrest R. Mellott Irrevocable Trust, 20,000 shares held by Heritage Capital LLC and 4,038 shares held by Mellott Company. Also includes 1,740 shares issuable pursuant to presently exercisable stock options.
(13)	Includes 21,020 shares held jointly with Mr. Renninger’s spouse, 13,648 shares held through the ESOP and 10,005 shares issuable pursuant to presently exercisable stock options. Also includes 739 shares held by Mr. Renninger’s son, of which Mr. Renninger disclaims beneficial ownership.
(14)	Includes 2,735 shares held through the ESOP and 20,070 shares issuable pursuant to presently exercisable stock options. Of the stated amount, 19,000 shares are pledged as security. Also includes 36 shares held by Mr. Samuel’s daughter, of which Mr. Samuel disclaims beneficial ownership.
(15)	Includes 500 shares held by Shree Krisha Foundation, of which Mr. Shah is a trustee and for which Mr. Shah disclaims beneficial ownership. Also includes 1,660 shares issuable pursuant to presently exercisable stock options.
(16)Includes	188,651 shares held Klare S. Sunderland Revocable Trust, of which Mr. Sunderland is a trustee, and 1,660 shares issuable pursuant to presently exercisable stock options. Also includes 5,670 shares held by Mr. Sunderland’s spouse, as to which Mr. Sunderland disclaims beneficial ownership.
(17)	Includes 5 shares held through the ESOP, 2,500 shares held in an IRA for Ms. Tompkins, 9,201 shares held jointly with Ms. Tompkins spouse and 3,210 shares issuable pursuant to presently exercisable stock options.
(18)	Includes 33,825 shares held through the ESOP and 71,696 shares issuable pursuant to presently exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and persons who beneficially own more than 10% of Tower’s issued and outstanding common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the company with copies of all Section 16(a) forms they file.

The company believes that during the period January 1, 2010 through December 31, 2010, its directors, executive officers and greater than 10% beneficial owners timely filed all reports required under Section 16(a) of the Exchange Act.

INFORMATION CONCERNING COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

The Employee Development Committee (referred to in this discussion as the “Committee”) of the board of directors maintains responsibility for establishing and implementing the Company’s executive compensation philosophy as well as monitoring adherence to the policies and practices of compensation programs maintained by the company for all employees (including equity and non-equity-based incentive programs and retirement programs). This Compensation Discussion and Analysis section is intended to help our shareholders understand the company’s compensation philosophy, objectives, components and practices. This section also describes the Committee’s decisions made during 2010 as it relates to the compensation of our named executive officers.

The following officers have been identified as our named executive officers:

Andrew Samuel	–	Chairman and Chief Executive Officer of Tower Bancorp, Inc.
Jeffrey Renninger	–	President and Chief Operating Officer of Tower Bancorp, Inc.
Janak Amin	–	President and Chief Executive Officer of Graystone Tower Bank
Mark Merrill	–	Executive Vice President and Chief Financial Officer of Tower Bancorp, Inc.
Jane Tompkins	–	Executive Vice President and Chief Risk Officer of Tower Bancorp, Inc.

Executive Summary

Our Key 2010 Business Accomplishments

The 2010 year was a very successful one for our company despite a very challenging external banking environment. It was also a transformational year for our organization, as we completed the acquisition of First Chester County Corporation, a $1.3 billion asset bank holding company, in mid December 2010. As we look back on the 2010 year as an organization, we are extremely proud of the following key accomplishments:

•	Key Strategic Accomplishments:

•	Successful completion of the merger with First Chester after addressing a number of organizational, operational and accounting challenges.

•

Re-established a solid leadership team at the new 1N Bank Division of Graystone Tower Bank (comprised of the former First National Bank of Chester County market) with the hiring of a new chief lending officer, senior credit officer, retail executive and senior workout officer. All were independently recruited by the company’s management without engaging a search firm.

•	For the fifth consecutive year, selected as a Best Place to Work in Pennsylvania.

•	Named one of the 32 top performing small-cap banks and thrifts in the country as identified by Sandler-O’Neill’s Sm-All Star list for 2010.

•	Key Financial Accomplishments:

•	Organic loan growth of $182 million or 16%.

•	Organic in-market deposit growth of $86.8 million or 7.1%, while decreasing the average cost of deposits by 61 basis points from 2.07% in 2009 to 1.46% in 2010.

•	Non-interest income growth of $2.8 million, from $8.8 million in 2009 to $11.6 million in 2010.

•	Ratio of non-performing assets to total assets maintained below 1%.

•	Key Balance-Sheet Accomplishments:

•	Successfully completed the private placement of $12 million in subordinated notes, without the use of any placement agent, enhancing the company’s capital position.

•

Successfully completed a $51.2 million public offering of the company’s common stock just days after completing the First Chester acquisition, further strengthening the company’s capital and raising the profile of the company with analysts and investors.

Key 2010 Compensation Program Attributes

The Committee strives to implement an executive compensation program that is aligned with the philosophy of the Company, as well as achieves its desired objectives. Overall, we believe that our compensation programs are fair, reasonable, competitive with our peers and reflective of best practice. Listed below are some of the key attributes of our compensation program, which form the basis for our opinion:

•	Our salaries are competitive with the median for comparably-sized banks.

•	Our overall compensation program is performance-oriented and reflects our pay-for-performance culture.

•

We have strong risk-mitigating design principles, such as placing caps on our annual incentive opportunities, measuring performance across multiple measures—including asset quality, and including vesting requirements on our long-term incentive awards.

•	We seek and receive advice from independent experts in executive compensation.

2010 Compensation Decisions

The company’s significant accomplishments in 2010, including those identified above, led to a number of decisions by the Committee and board throughout the year that reflect the desire to retain and motivate an employee base and executive team that will continue to challenge each other for performance results. In 2010, the executive team accepted the accountability for leading a larger organization through a demanding merger and the Committee ensured the commitment of the team through its actions relative to performance management and compensation as outlined in the following discussion. Key highlights as it relates to compensation program changes or actions include:

•	Increased salaries for our named executives to reflect the larger and more complex organization they lead.

•	Included a threshold performance goal (and corresponding bonus payment) in our annual incentive plan in order to mitigate potential risk-taking.

•	Moved to restricted stock grants to balance our historical emphasis on stock options, as well as improve retention during a transitional time.

•	Adopted a performance-based deferred compensation plan.

The remainder of this Compensation Discussion & Analysis, as well as the Summary Compensation Table and supporting tabular disclosures are intended to provide greater detail on the compensation philosophy, roles, programs, processes, and actions in 2010.

Executive Compensation Philosophy and Objectives

The Committee believes the success of the company is driven through hiring, developing and retaining qualified executives who are motivated to perform for the benefit of our employees, customers, shareholders and the community. The objectives of our executive compensation program are to:

•	Enable the company to attract and retain talented executives by providing fair, reasonable and competitive compensation that is aligned with banks of similar size, region, and complexity.

•	Motivate and reward our executives for achieving high standards of performance relating to our strategic corporate goals.

•	Provide a balanced approach that rewards both short-term and long-term results and appropriate risk taking that will ensure the safety and soundness of the company.

•	Align our executives with shareholder interests through stock based compensation that focuses on long-term performance.

•	Provide flexibility to reward executives for achievements, competencies and skills that the Committee believes are in the best interest of the company’s future needs.

To meet these objectives, our executive compensation program is designed to provide the following:

•	Competitive base salaries, targeted at the market median, but with flexibility to recognize each executives’ individual role, responsibilities, experience and performance.

•	Short term cash incentives which focus our executives on critical annual goals and objectives aligned with our strategic plan.

•	Long-term equity incentives that align our executives’ interests with our shareholders, reward stock price appreciation and provide a means for retaining our top performers.

•

Benefits that are designed to be conservatively competitive. While they do not represent a major part of the total compensation program, they are important to allow us to attract and retain key executives.

The Committee believes the best way to accomplish alignment of compensation with the interests of our shareholders is to link pay directly to corporate performance without encouraging excessive and unnecessary risk that could threaten the overall value of the company. We set our performance standards high and when performance exceeds expectations, pay levels are expected to be above the competitive median. Without proven performance, our target total compensation levels are reduced and fall below market median levels.

The Committee will continue to review, evaluate, and revise the compensation philosophy as appropriate to meet its desired objectives.

Role of the Employee Development Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Employee Development Committee

The Employee Development Committee of the board of directors is responsible for discharging the board’s responsibilities in executive compensation matters and for administering the Company’s non-equity and equity-based compensation plans, as well as all retirement programs. Three members of our board of directors sit on the Committee, each of whom is an independent director under the NASDAQ Stock Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (fourteen times in 2010) and also takes action by written consent. The Chair of the Committee reports on Committee actions at meetings of the company’s board of directors and prepares written minutes of Committee meetings, which are provided to the board.

The Committee reviews and evaluates the performance of, and all compensation components for, the company’s Chief Executive Officer, including base salary, annual incentive, long-term incentives/equity, benefits and perquisites. In addition to reviewing competitive market values, the Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the Chief Executive Officer’s total compensation package. In conducting its review and evaluation, the Committee seeks input, consultation and guidance from the Senior Vice President/Human Resources Manager, as well as external consulting firms. Upon completion of its review, the Committee makes recommendations on the Chief Executive Officer compensation package for final approval by the board.

In addition, the Committee oversees the performance evaluation of all other named executive officers, utilizing input and data from the Chief Executive Officer, Senior Vice President/Human Resources Manager and outside consultants and advisors. While the Chief Executive Officer makes recommendations to the Committee with respect to the compensation of the other named executive officers, the Committee is responsible for approving such compensation and presenting its compensation determination to the board for ratification.

The Committee has the authority and is provided the resources to obtain advice and assistance from internal or external legal, compensation, human resource, accounting and other advisors or consultants as it deems necessary or appropriate. These services are provided as a matter of practice as requested by the Committee and such advisors report directly to the Committee.

Details on the Committee’s functions are more fully described in its charter. As part of its responsibilities, the Committee reviews its charter in the development of an annual work plan and recommends any proposed changes to the board for approval. The Committee’s Charter can be viewed at the company’s website, www.towerbancorp.com under the “Governance Documents” tab.

The Committee regularly meets in executive session in order to independently discuss matters of performance and compensation. During 2010, the Committee engaged the guidance and counsel of both internal and external legal and compensation advisors in these sessions.

Role of the Compensation Consultant

The Committee has the authority to hire, fire, and seek the services of compensation consulting and advisory firms as it deems appropriate. These advisors serve as independent counsel and report directly to the Committee. As a matter of general policy the Committee does not prohibit its advisors from providing services to management, but any such engagements must be requested or approved by the Committee.

In January 2010, the Committee elected to continue its relationship with the independent outside consulting firm Pearl Meyer & Partners, sometimes referred to in this discussion as Pearl Meyer, which specializes in executive and board compensation. Pearl Meyer reports directly to the Committee and carries out its responsibilities to the Committee in coordination with the human resources department, as requested by the Committee. Pearl Meyer only provides services on behalf of the Committee and did not perform any additional services for management during 2010.

In January 2010, Pearl Meyer provided guidance to the Committee in establishing base salaries for the Chief Executive Officer and other named executive officers in light of the pending acquisition of First Chester announced in late December 2009. In July 2010, the Committee engaged Pearl Meyer to conduct a comprehensive review of executive compensation programs in 2010 relative to the significant growth in size and geography of the company. A consultant from Pearl Meyer & Partners also attended several Committee meetings in person and by telephone, providing support to the Committee on ongoing issues such as executive deferred compensation plans, change-in-control agreements, employment agreements, and proxy disclosure.

Role of Management

The Committee often requests one or more members of executive or senior management, such as the Chief Executive Officer and Senior Vice President/Human Resources Manager, to be present at Committee meetings where executive compensation and company or individual performance are discussed and evaluated. Although the Committee is ultimately responsible for executive compensation decisions, information and input from senior management is critical to ensuring the Committee and its advisors have the information needed to make informed decisions. Executives may provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members vote on decisions regarding executive compensation.

Below is a summary of the role of management in assisting the Committee to discharge its responsibilities:

•

The Chief Executive Officer develops recommendations for company goals and corresponding weightings and incentive performance metrics for the annual incentive plan and presents the same to the Committee for its consideration. The Committee has final approval of the goals, weightings and metrics to be used for purposes of the annual incentive plan.

•

The Chief Executive Officer provides an annual self-assessment of his performance to the Committee, which then presents that assessment together with its recommendation to the full board of directors for input and review at the end of each year. The Committee Chair ensures that feedback from the Chief Executive Officer is shared with the full board for the purposes of making informed compensation decisions.

•

The Chief Executive Officer presents performance summaries and recommendations relating to the other named executive officers and other key executives’ compensation to the Committee for its review and approval. The Committee Chair ensures feedback is shared with the full Board for the purposes of making informed compensation decisions.

•

As deemed necessary, the Chief Executive Officer and Senior Vice President/Human Resources Manager provide the Committee with data necessary to evaluate and implement compensation proposals and programs.

•

The Executive Vice President/General Counsel and the Senior Vice President/Human Resources Manager coordinate external legal support related to employment agreements and retirement programs (Employee Stock Ownership, Employee Stock Purchase and Employee Profit Sharing (401(k)) plans).

•

The Senior Vice President/Human Resources Manager provides data and information to the Committee, as requested, and also assists the Committee Chair in determining the logistics and agenda for the meeting.

•	The Senior Vice President/Human Resources Manager works with outside consultants to provide data and information relative to the Committee’s needs and objectives.

Factors Considered in Determining Executive Compensation

The Committee’s compensation decisions throughout the year were supported by various analyses, information and input including, but not limited to:

•	Total compensation philosophy and objectives.

•	Pay target guidelines as developed in consultation with our independent compensation consultant.

•	Strategic plans and performance relative to annual goals.

•	Competitive benchmarking reviews conducted by our independent compensation consultant.

•	Risk assessment/mitigation considerations.

•	Individual performance relative to annual performance, overall leadership, and potential.

•	Individual performance related to leading and upholding the company’s corporate vision, mission and values.

•	External influences, economic conditions and industry factors.

•	Executive attraction and retention considerations.

•	Best/emerging practices as provided by outside consultants.

•	Changing regulations.

•	Director and Committee input as gathered during executive sessions.

•	Internal equity considerations.

•	Cost, tax, and accounting considerations.

Competitive Benchmarking

In July 2010, Pearl Meyer & Partners was retained by the Committee to conduct a comprehensive review of the company’s executive total compensation program. The purpose of this review was to provide an independent and objective analysis of all elements of compensation (individually and in the aggregate), including pay and performance alignment, relative to the practices of a new market and peer group prompted by the growth of the organization resulting from the pending merger with First Chester. In addition, the Committee reviewed best/emerging practices endorsed by key compensation governance institutions and shareholder advisory firms. Ultimately, the combination of information derived from Pearl Meyer regarding competitive market data and the Committee’s review of compensation governance best practices was determined to support the compensation decisions already made and yet to be made for the organization.

A primary data source used in setting competitive market practices for the named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by Pearl Meyer using objective parameters that reflect banks of similar asset size and region and was discussed and approved by the Committee. The peer group will be reviewed and updated from time to time, as appropriate, since comparable banks may change depending on the current size of the company, acquisitions and business focus of the company or peer institutions. Overall, the goal is to maintain data from a group of 15-20 comparative banks that provide a market perspective for executive total compensation.

The 2010 peer group consisted of 21 banks in Pennsylvania and contiguous states ranging from approximately $2 billion to $7 billion in assets (or 0.5 times to 2 times the size of the company assuming the company had $3.5 billion in assets) and positioning the company slightly below the median for size.

The following is the peer group used as a result of the July 2010 review conducted by Pearl Meyer:

First Financial Bancorp, OH	StellarOne Corporation, VA
First Commonwealth Financial Corporation, PA	Hampton Roads Bancshares, Inc., VA
NBT Bancorp Inc., NY	Virginia Commerce Bancorp, Inc., VA
Community Bank Systems, Inc., NY	Lakeland Bancorp, Inc., NJ
WesBanco, Inc., WV	City Holding Company, WV
S&T Bancorp, Inc., PA	Union First Market Bankshares Corporation, VA
Sandy Spring Bancorp, Inc., MD	First Community Bancshares, Inc., VA
TowneBank, VA	Metro Bancorp, Inc., PA
Sun Bancorp, Inc., NJ	Univest Corporation of Pennsylvania, PA
Carter Bank and Trust, VA	Financial Institutions, Inc., NY
Tompkins Financial Corporation, NY

In addition to the peer group data, Pearl Meyer used several other sources of data to identify general compensation trends with respect to cash compensation (i.e., base salary and incentive), including comparative data from industry surveys using the appropriate scope (asset size and region) and a proprietary database of national banking compensation data. Data utilized reflected banks representing similar asset size and region to the company.

Information from the competitive market analysis was used by Pearl Meyer to develop market competitive guidelines intended to support the company’s total compensation philosophy. Pearl Meyer then presented to the Committee the guidelines for base salary, short and long-term incentive targets and estimated total direct compensation (assuming all elements paid at expectation/goal) so the Committee could see the potential pay and range of pay for each executive role. These guidelines provided a framework for consideration by the Committee in setting future compensation levels as described below.

Mix and Balance of Compensation

Compensation of executives is allocated among base salary, performance-based cash incentive plan, equity-based compensation and an executive deferred compensation plan. In 2010, the company made decisions to (1) shift more compensation into performance-based (at an organizational level) vehicles (i.e., cash incentive, stock incentive and deferred compensation); and (2) begin to differentiate the Chief Executive Officer’s performance-based compensation to a greater percentage of total compensation. Generally, our executive compensation package consists of approximately 55% – 65% base salary, 15% – 20% cash incentive, 10% – 15% long-term incentive compensation and 10 – 15% deferred compensation.

Balance of Compensation—Named Executive Officers (excluding Chief Executive Officer)	Balance of Compensation—Chief Executive Officer

As a result, 35% – 40% of compensation is provided through performance-based forms of compensation. The Chief Executive Officer’s base salary compensation is on the lower end of the range, while performance-based compensation is on the high end. We believe that this mix, as well as the inclusion of a guaranteed award and performance triggers in our deferred compensation arrangement and the addition of a threshold level of award to our executive incentive plan, support our philosophy to provide performance-based compensation that is balanced in terms of total compensation and does not provide any one component with motivation to encourage behaviors involving greater risk. The mix of compensation may vary by role (e.g., higher level executives may have greater focus on incentive compensation).

Additionally, we provide retirement and other benefits to attract and retain our executives, the values of which are modest in comparison to our direct compensation (i.e., cash and equity).

Total Compensation and Performance Alignment

The Committee seeks to ensure that the total compensation package paid to executives is considered in the aggregate (i.e., the sum of its parts) and is properly aligned with the company’s performance. The company’s performance is evaluated in light of a number of factors, including company and individual performance in light of our own performance targets and industry/peer results, overall financial performance and strategic accomplishments that position the company for success going forward. Performance goals in our incentive plans are positioned at levels that are achievable, but require increased effort on the part of our management team.

The Committee receives regular updates on the company’s performance relative to performance goals and industry realities. As a rapidly growing company, Tower presents challenges in assessing performance relative to peers, since the company’s “peers” change frequently. The Committee will continue to refine its assessment processes and peer groups to ensure its comparisons are appropriate.

Risk Assessment/Mitigation Considerations

As a financial holding company with its principal subsidiary a Pennsylvania-chartered bank, both of which are subject to significant federal and state regulation and regulatory oversight, the company has always adhered to defined risk guidelines, practices and controls designed to ensure the safety and soundness of the organization. Our management and board of directors conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice, supplemented by our internal audit function.

Annually, the Committee reviews the company’s incentive plans for all employees and assesses the extent to which incentives established by these policies relate to or influence excessive risk-taking on the part of participating employees. The Committee reviewed the plans in April 2010, including a discussion of the revised and expanded annual incentive plan and the performance goals driving awards under these plans. The performance goals include measures intended to ensure that participating executives do not engage in activities or behaviors that create undue risk for the company.

More specifically, to ensure that our annual executive incentive plan does not motivate unnecessary and excessive risk that threatens the value of the company, we developed a framework which includes the following risk mitigation designs:

•

Short term cash incentive targets are modest compared to total compensation (30% of base salary and 20% of total compensation for the Chief Executive Officer and 25% of base salary and 15-20% of total compensation for other named executive officers).

•	Payouts are limited through caps on (or maximum) awards equivalent to 130% and 140% of the target. These maximum payouts limit the potential for excessive rewards driving any specific behavior.

•	The 2010 plan measures multiple performance goals and ensures that one half of the measurement is related to risk mitigation based on credit quality.

•	The company must receive satisfactory ratings on internal and regulatory agency audits in order for the incentive plan to activate.

•	The balance of fixed and variable awards included in the executive deferred compensation plan ensures that undue risk is not taken in order to achieve a short-term annual goal

Other Items

Internal Equity. Internal comparisons are considered to ensure fairness and properly reflect executives’ role and responsibilities. Significant differences in compensation will reflect role differences and/or performance.

Cost, Tax, and Accounting Considerations. Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of the shareholders are considered. Our compensation is designed to be variable such that compensation is not guaranteed and must be earned based on performance. We also strive to ensure that our compensation and benefits programs achieve optimal accounting efficiency, as well as tax deductibility.

Compensation Components and 2010 Decisions

The company’s compensation program consists of five main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, Deferred Compensation and Benefits and Perquisites. The following section summarizes the role of each component in the decision-making process, how decisions are made and the resulting 2010 decisions with respect to the named executive officers.

Base Salary

Objective. The company believes the purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region.

Typically, the Committee reviews and sets base salary for each executive in January of each year. Salaries are determined in consideration of competitive market for similar roles, as well as each individual’s experience, performance and contributions. Input from the Chief Executive Officer is considered in setting executive salaries while the Committee is solely responsible for recommending the Chief Executive Officer’s salary.

2010 Decisions. By January 2010, the company had entered into an agreement for the acquisition of First Chester County Corporation. Given the significant growth expected to result from this transaction, the Committee recognized that the current peer group did not appropriately reflect the new organization (i.e., assuming timely completion of the First Chester merger, the company would grow from approximately $1.6 billion in assets to nearly $3 billion in assets by mid-2010). The Committee considered identifying a new peer group prior to setting the 2010 base salary, but determined to wait until later in 2010 to conduct such a review. Nonetheless, the Committee recognized the need to acknowledge the executives’ new roles in a growing, more complex organizational structure, as well as the challenges related to the integration of an organization operating in a new market with a different corporate culture. Accordingly, the Committee decided to use the original benchmark references presented at the meeting, but target the 75th percentile of that data to provide an approximation of competitive pay levels for a $3 billion asset bank. Pearl Meyer confirmed that positioning base salary at the 75th percentile of the original peer group was a reasonable benchmark, particularly since only two banks in that peer group were at similar size to the company (i.e. $3 billion in assets) as a result of the acquisition. In consideration of the foregoing factors, market adjustments were considered and base salaries were approved effective March 1, 2010 as follows:

Named Executive Officer	Title	2009 Base Salary	% Increase	2010 Base Salary
Samuel	CEO	$350,000	24%	$435,000
Renninger	EVP COO	$225,000	22%	$275,000
Amin	EVP	$220,000	25%	$275,000
Merrill	CFO	$185,000	27%	$235,000
Tompkins	EVP	$160,000	31%	$210,000

In July 2010, the Committee retained Pearl Meyer to complete an executive total compensation review, using a new peer group including financial organizations with assets between $2 billion and $7 billion in Pennsylvania and contiguous states. The review confirmed that the base salary decisions made in January were generally in line with the 50th percentile of the new peer group. Accordingly, no further adjustments were made at that time.

2011 Considerations. In January 2011, after thoroughly reviewing the results of the 2010 executive total compensation review, the Committee affirmed its previous direction to establish base salary compensation in relation to the peer group benchmarks. Following a review of the Chief Executive Officer’s performance, the performance of other named executive officers and a review of the company’s overall performance, the Committee approved base salary adjustments of 11% for the Chief Executive Officer and 5% for each of the other named executive officers. This positions each of the executive’s base salary approximately 5% above the midpoint of the target base salary ranges identified in the Pearl Meyer & Partners study. The resulting salaries for 2011 are as follows:

Named Executive Officer	Title	2010 Base Salary	% Increase	2011 Base Salary
Samuel	CEO	$435,000	11%	$485,000
Renninger	EVP COO	$275,000	5%	$288,500
Amin	EVP	$275,000	5%	$288,500
Merrill	CFO	$235,000	0%	$235,000	[1]
Tompkins	EVP	$210,000	5%	$220,500

Annual Incentives

Objectives and Process. The objective of the company’s executive incentive plan is to motivate and reward key members of management for achieving specific company performance goals that support the company’s strategic plan. Rewards under this plan represent compensation that must be earned (and re-earned each year) based upon company performance.

Proposed company performance goals for the incentive plan are developed by the Chief Executive Officer based on budget projections and are typically presented by the Chief Executive Officer to the Committee in January or February of each year. To support and enhance the team dynamics among the executive group, the corporate performance goals are identical. Once the performance goals are finalized and approved by the Committee, they are presented to the full board for final approval.

In February 2010, the Chief Executive Officer presented a draft incentive plan, including specific performance targets to be achieved by year-end 2010, to the Committee for consideration. The draft plan included features from the prior year’s plan, as well structural changes that had been recommended by the Committee and Pearl Meyer. The plan included a strong focus on risk metrics important to the organization during a year in which a new bank was expected to be integrated. Additionally, it included a new “Threshold” award level that provides for limited incentive pay for performance at a certain level below the target. The intent of this addition was to minimize incentive to the executive team to take inappropriate risk to achieve short term goals that would trigger an award. The new plan also differentiated the Chief Executive Officer’s award opportunity from the other named executive officers.

Following discussion by the Committee, review by Pearl Meyer and several revisions to ensure that the appropriate risk measures were included, the Committee and the board of directors approved the plan in April 2010.

[1]	The Committee did not make any adjustment to Mr. Merrill’s base salary at this time. Rather, the Committee determined to review Mr. Merrill’s base salary upon his return from a medical leave of absence which commenced on January 25, 2011.

The Plan

Target Opportunity: The table below illustrates the 2010 award opportunities (expressed as a percentage of base salary) for our executive incentive plan.

Participant	Threshold Performance	Target Performance	Optimum Performance
Chief Executive Officer	10%	30%	40%
Other Named Executive Officers	10%	25%	35%

Trigger/Gate: The company must receive satisfactory ratings on internal audit and regulatory agency examinations in order for the incentive plan to activate. If a below satisfactory rating is achieved, the incentive plan will not fund any awards for any participants. In addition, each executive must achieve a satisfactory level of performance on their individual performance goals for the plan year in order to qualify for an incentive award.

Performance Measures: The 2010 performance measures were aligned with the corporate strategy and business plan, as well as the merger and integration plans for First Chester, and included: financial performance (operating earnings per share) and asset quality/risk management in relation to the merger. The company uses and reports operating earnings per share as a non-GAAP financial measure because it believes that such measure is useful in measuring the company’s financial performance, and determines such measure by adjusting diluted earnings per share (a GAAP measure) for merger-related expenses and other nonrecurring transactions, since such expenses are considered by management to be “non-operating” in nature. The asset quality measure was initially identified as two sub-measures: Non-Performing Assets/Total Assets (as measured at the month-end prior to the month in which the effective date of the merger with First Chester occurs) and Reduction in Non-Performing Assets/Total Assets (as measured from the beginning of the month following the month in which the effective date of the merger with First Chester occurs through December 31, 2010). The Committee believed these measures would drive the appropriate focus by the executive team on overall performance of the core banking business, as well as the risks inherent with the integration of First Chester.

Weightings for each measure were established by the Committee and approved unanimously in April 2010. The following tables summarize the goals and possible payouts based on 2010 performance.

Chief Executive Officer

Performance Measure	Weighting	Threshold—Target—Optimum Incentive Opportunity (% of base salary)	Threshold—Target—Optimum Goals
Operating Earnings per Share	50%	5.0% – 15.0% – 20.0%	$1.36 – $1.60 – $1.76
Non-Performing Assets/Total Assets (through month-end prior to the effective date of the merger)	30%	3.0% – 9.0% – 12.0%	>150bp – 149 – 101bp – <100bp
Reduction in Non-Performing Assets/Total Assets (from the month following the effective date of the merger through year-end)	20%	2.0% – 6.0% – 8.0%	0% – 5% – 10%
TOTAL	100%	10% – 30% – 40%

Other Named Executive Officers

Performance Measure	Weighting	Threshold—Target—Optimum Incentive Opportunity (% of base salary)	Threshold—Target—Optimum Goals
Operating Earnings per Share	50%	5.0% – 12.5% – 17.5%	$1.36 – $1.60 – $1.76
Non-Performing Assets/Total Assets (through month-end prior to the effective date of the merger)	30%	3.0% – 7.5% – 10.5%	>150bp – 149 – 101bp – <100bp
Reduction in Non-Performing Assets/Total Assets (from the month following the effective date of the merger through year-end)	20%	2.0% – 5.0% – 7.0%	0% – 5% – 10%
TOTAL	100%	10% – 25% – 35%

At the end of the plan year, the Committee assesses the company’s performance relative to each of the performance measures and determines the awards based upon the attainment of each goal. The Compensation Committee retains the discretion to modify all forms of incentive payouts based on significant individual or company performance shortfalls.

2010 Decisions. The company received satisfactory ratings on all internal audit and regulatory examinations in 2010 and all executives received at least a satisfactory performance rating, the combination of which activated the plan to make awards to participating executives.

In January, 2011, the Chief Executive Officer shared the 2010 performance results with the Committee. It was clear to both the Chief Executive Officer and the Committee that the second asset quality performance measure, Reduction in Non-Performing Assets/Total Assets (as measured from the beginning of the month following the month in which the effective date of the merger with First Chester occurs through December 31, 2010), was not measurable as the time frame to achieve the goal was rendered inapplicable due to the December effective date of the First Chester merger.

At the same time, the Committee reiterated its intention that 50% of the Chief Executive Officer’s and executive officers’ incentive should be based on the results of managing risk as measured by the ratio of Non-Performing Assets to Total Assets.

As a result, the Committee, in accordance with its authority to interpret the plan in its discretion, concluded that the intention of the plan was best fulfilled if 50% of the weighting was measured by the ratio of Non-Performing Assets to Total Assets at November 30, 2010.

The following table summarizes the 2010 performance results and the associated payouts (as a percent of base salary) for each predefined performance measure.

Chief Executive Officer

Performance Measure	Threshold—Target—Optimum Goals	2010 Result	Payout (% of base salary)
Operating Earnings per Share	$1.36 – $1.60 – $1.76	Below Threshold	0%
Non-Performing Assets/Total Assets (through month-end prior to the effective date of the merger)	>150bp – 149 – 101bp – <100bp	Optimum	20.0%
Total			20%

Other Named Executive Officers

Performance Measure	Threshold—Target— Optimum Goals	2010 Result	Payout (% of base salary)
Operating Earnings per Share	$1.36 – $1.60 – $1.76	Below Threshold	0%
Non-Performing Assets/Total Assets (through month-end prior to the effective date of the merger)	>150bp – 149 – 101bp – <100bp	Optimum	17.5%
Total			17.5%

The following table summarizes the 2010 annual incentive awards paid pursuant to the annual incentive plan in February 2011 to the Chief Executive Officer and the other named executive officers.

Named Executive Officer	Title	2010 Incentive Awards
Samuel	Chief Executive Officer	$84,385
Renninger	President and Chief Operating Officer	$46,779
Amin	President and Chief Executive Officer	$46,644
Merrill	Executive Vice President and Chief Financial Officer	$39,779
Tompkins	Executive Vice President and Chief Credit Officer	$35,404

Additionally in January 2011, the Chief Executive Officer outlined the impact of the delayed First Chester acquisition on operating earnings, as well as the performance of the company relative to its peers and other factors, considerations and achievements that were not accounted for in the annual incentive plan, including but not limited to:

•	Achieved exceptional organic growth in loans, deposits and non-interest income for the year ended December 31, 2010.

•	Navigated and attained regulatory and shareholder approvals and closing of the First Chester acquisition.

•	Successfully managed and enhanced the company’s capital structure and levels.

•	Increased liquidity and profile of the company’s stock with investors.

•	Maintained distinctive corporate culture, evidenced by being named a Best Place to work in Pennsylvania for the 5th consecutive year.

As a result, the Chief Executive Officer requested that the Committee consider discretionary cash awards for each of the executive officers to recognize performance not adequately accounted for in the 2010 annual incentive plan. After considering the factors described above, together with the philosophy and practice of maintaining an appropriate mix and balance of compensation, the Committee recommended a discretionary cash bonus award for the Chief Executive Officer and approved and recommended that the full board ratify discretionary cash bonus awards to each of the other named executive officers, which were subsequently ratified and approved by the full board of directors.

The following table summarizes the discretionary cash bonuses recommended by the Committee and paid in February 2011 to the Chief Executive Officer and other named executive officers.

Named Executive Officer	Title	2010 Discretionary Awards
Samuel	Chief Executive Officer	$63,288
Renninger	President and Chief Operating Officer	$33,413
Amin	President and Chief Executive Officer	$33,317
Merrill	Executive Vice President and Chief Financial Officer	$11,365
Tompkins	Executive Vice President and Chief Credit Officer	$25,288

Long-Term Incentive/Equity Compensation

Objectives. The granting of equity-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interest of management with shareholder value, aids in employee retention, and motivates executives to improve the long-term stock market performance of our common stock.

When granting equity-based incentives to executives, the Committee considers the competitive market practice, company performance and/or individual performance. The Committee also considers the Chief Executive Officer’s recommendations for other named executive officers, which are based upon each executive’s level of responsibility and contribution towards achievement of our business plan and objectives. The Committee is authorized, in its discretion, to grant equity-based awards under the company’s existing stock option and stock incentive plans and upon such terms and conditions as the Committee may determine. Historically, equity-based incentive awards have been granted on an annual basis in the form of stock options.

In May 2010, a new stock incentive plan was approved by the company’s shareholders, authorizing the issuance of up to 400,000 shares, representing approximately 4% of the pro-forma outstanding shares of the company, in various forms of equity incentives, including stock options and restricted stock awards.

2010 Award Decisions. Based on advice from Pearl Meyers and changing perceptions regarding the risk associated with stock awards, the Committee determined in 2010 to shift from a historical practice of granting stock option awards to restricted stock awards. In September 2010, the Chief Executive Officer presented recommendations for equity-based long term incentive awards in the form of restricted stock grants to the Committee. The recommendations were based on an analysis of best practices among our peer group relative to equity awards and guidelines provided by Pearl Meyer. On the basis of these recommendations, the Committee approved equity awards in the form of restricted stock grants for key executive officers, which vest in equal amounts over a five year period. The 2010 grants awarded to the named executive officers on September 28, 2010 are summarized below and in the Grants of Plan Based Awards Table on page 39.

Named Executive Officer	Title	Restricted Shares Granted	Grant Value[1]
Samuel	Chief Executive Officer	4,000	$83,680
Renninger	President and Chief Operating Officer	2,000	$41,840
Amin	President and Chief Executive Officer	2,000	$41,840
Merrill	Executive Vice President and Chief Financial Officer	1,500	$31,380
Tompkins	Executive Vice President and Chief Credit Officer	1,500	$31,380

[1]	Restricted shares were granted on September 28, 2010. This value is based upon the closing price of Tower Bancorp, Inc. common stock on September 28, 2010 which was $20.92.

Benefits and Perquisites

Our benefit programs are designed to provide competitive levels of protection and financial security.

The company provides select executives other benefits described below, which the Committee believes are reasonable and consistent with the company’s overall compensation philosophy. The Committee regularly reviews and refines executive benefits to ensure market competitiveness.

Executive Deferred Compensation Plan. Each of the named executive officers is a participant in a non-qualified, performance-based deferred compensation plan adopted by the board of directors in 2010. The plan allows participants to defer receipt of compensation otherwise payable to them under the company’s existing compensation plans and provides that the company shall make an annual grant to the participant’s account equal to 3% of the participant’s base salary, plus an additional amount based upon the company’s achievement of certain performance targets for each plan year. Those performance targets are based upon two measures: Average Operating Return on Assets—Percentile Versus Industry Index (as selected by the Employee Development Committee of the Board of Directors) and Average Operating Return on Tangible Equity—Percentile Versus Industry Index. The following table sets forth the targets and payouts.

Average Operating Return on Assets— Percentile Versus Industry Index	Amount of Grant— CEO	Amount of Grant— All Other Executives
Top 60th thru Top 51st Percentile	2.0% of Base Salary	1.5% of Base Salary
Top 50th thru Top 41st Percentile	4.0% of Base Salary	3.0% of Base Salary
Top 40th thru Top 31st Percentile	6.0% of Base Salary	4.5% of Base Salary
Top 30th Percentile	8.5% of Base Salary	6.0% of Base Salary

Average Operating Return on Tangible Equity—Percentile Versus Industry Index	Amount of Grant— CEO	Amount of Grant— All Other Executives
Top 60th thru Top 51st Percentile	2.0% of Base Salary	1.5% of Base Salary
Top 50th thru Top 41st Percentile	4.0% of Base Salary	3.0% of Base Salary
Top 40th thru Top 31st Percentile	6.0% of Base Salary	4.5% of Base Salary
Top 30th Percentile	8.5% of Base Salary	6.0% of Base Salary

The plan further provides that the company shall make a one-time initial contribution of 12% of the participant’s base salary to the participant’s deferral account. All amounts deferred by the participant are 100% vested. Amounts contributed to a participant’s account by the company under the plan are subject to forfeiture under certain conditions, including a participant’s termination for cause or violation of a non-compete covenant of the agreement that continues for a period of twelve months following the executive’s separation of service.

Additionally, in the event of a participant’s death, the plan provides for a lump sum payment to be made within 90 days of death equal to the greater of (i) 100% of the deferral account balance as of the date of death; or (ii) a predetermined death benefit set forth on a schedule attached to the participant’s agreement. The death benefit under (ii) is funded through an insurance policy on the participant’s life, which is owned by the bank.

Following adoption of the plan in May 2010, the initial contribution of 12% of each participant’s base pay was made. In January 2011, the Chief Executive Officer reviewed with the Committee the 2010 results in relation to the industry index, which demonstrated that the company performed in the 60th percentile compared to the industry index with respect to both average operating return on assets and average operating return on tangible equity, and recommended awards pursuant to the terms of the plan. Following a review of documentation provided by our external compensation and plan consultants, the Committee unanimously approved company contributions in accordance with the terms of the plan (i.e., the minimum contribution equal to 3% of base salary, plus a performance award of 4% of base salary for the Chief Executive Officer and 3% of base salary for the other named executive officers). The following table summarizes the company contributions pursuant to the deferred compensation plan:

Named Executive Officer	Title	Initial Company Contribution	Annual Minimum Contribution	2010 Performance Based Contribution
Samuel	Chief Executive Officer	$52,200	$13,050	$17,400
Renninger	President and Chief Operating Officer	$33,000	$8,250	$8,250
Amin	President and Chief Executive Officer	$33,000	$8,250	$8,250
Merrill	Executive Vice President and Chief Financial Officer	$28,200	$7,050	$7,050
Tompkins	Executive Vice President and Chief Credit Officer	$25,200	$6,300	$6,300

Employment and Change in Control Agreements. The company has entered into employment agreements with each of the named executive officers. The Board of Directors views these agreements as integral in ensuring the continued dedication of the executives to the company and promoting stability of management, particularly in the event of a change in control of the company. These agreements are described further under “Employment Agreements” on page 41.

Graystone Tower Bank Employees’ Profit Sharing Plan. The Graystone Tower Bank Employees’ Profit Sharing Plan is the surviving plan name following the merger of the Graystone Bank Employees’ 401(k) Plan and the First National Bank of Greencastle Employees’ Profit Sharing Plan.

The named executive officers are eligible to participate in this plan on the same terms as other employees. Employees are eligible to make salary deferrals (contributions) in the first pay of the month following three full months of employment and must be 20 years of age. The company will match the employee’s contributions $0.50 per dollar deferred up to a maximum of 6% of the employee’s covered compensation beginning in the first pay following six full months of employment. Employer contributions vest 20% per year over a five year period.

The plan provides for an annual discretionary award, based on the profitability of the company. A discretionary award was not granted to employees or executives in 2010.

Graystone Tower Bank Employee Stock Ownership Plan (ESOP). Graystone Tower Bank maintains the Graystone Tower Bank Employees’ Stock Ownership Plan (“ESOP”) to provide employees and executives with an additional opportunity to save for retirement on a tax deferred basis. In addition, the ESOP provides an opportunity for increased equity ownership by employees and executives, aligning their interests with shareholders. Contributions to the plan are discretionary. The payment of benefits to participants is made at death, disability, termination or retirement. The company made no discretionary contributions to the ESOP in 2010.

Tower Bancorp, Inc. Employee Stock Purchase Plan (ESPP). The Employee Stock Purchase Plan (“ESPP”) was designed to encourage and enable employees of the company and its subsidiaries to acquire an ownership interest in the company through a regular investment program. The company believes that employees who participate in the ESPP will have a closer identification with the company by virtue of their ability, as shareholders, to participate in the company’s growth and earnings, and will be motivated to improve their job performance accordingly. Under the ESPP, employees may use payroll deductions to purchase stock at a rate that is at least 1%, but not more than 10%, of such employee’s base annual compensation, and no more than $25,000 per employee per year. The purchase price for shares purchased under the ESPP currently represents a 5% discount to the fair market value of the shares on the quarterly purchase date.

Executive Perquisites. The company provides a limited number of perquisites to key executives that the Committee believes are necessary for conducting business, are reasonable and enable us to attract and retain high performing employees for our key senior management positions. These benefits also allow our executives to maintain direct contact and involvement with current and prospective customers as well as non-profit organizations in the communities in which we do business. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The primary perquisites are: company owned automobiles for certain executives, club memberships for certain executives and life insurance programs. These perquisites represent a relatively insignificant portion of the total compensation of each named executive officer. The aggregate incremental cost to the company for these perquisites is set forth in the Summary Compensation Table under the “All Other Compensation” column and related notes.

Stock Practices and Policies

Stock Ownership Guidelines

The company believes that broad-based stock ownership by directors, officers and employees is an effective method to align the interests of its directors, officers and employees with the interests of its shareholders. The company’s named executive officers beneficially own approximately 226,941 shares, or 1.89% of the company’s common stock as of March 11, 2011. Accordingly, the Committee has determined that it is not presently necessary to maintain any formal stock ownership guidelines applicable to its named executive officers. Nonetheless, stock ownership by named executive officers is encouraged and reviewed by the Committee. The company’s Corporate Governance Guidelines, adopted in June 2009, include an ownership objective for Tower directors. Please refer to “Director Stock Ownership Guidelines” on page 13. Please refer to the beneficial ownership table on page 18 of this proxy statement for additional information regarding the individual and aggregate stock ownership of our named executive officers.

Stock Option Grant Practices

The exercise price of stock awarded under the company’s stock incentive plan is the closing price of company common stock on the date of grant, which is the date of the Committee meeting at which equity awards are approved. In 2011 the Committee intends that equity awards will be considered in September. Tower does not coordinate option grants with the release of positive or negative corporate news.

Impact of Accounting and Tax on the Form of Compensation

The Employee Development Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Committee has considered the impact of the Statement of Financial Accounting Standards No. 123(R), as issued by the FASB in 2004, on the company’s use of equity incentives as a key retention tool.

Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to named executive officers to $1,000,000 unless the compensation is “performance-based”. In the company’s case, base salary is not considered a performance-based vehicle and would not be a deductible compensation expense. Based on the current salaries, the company does not believe Section 162(m) will be triggered for our CEO or executive officers in 2011, but may consider this in future years.

Compensation Committee Report

The Employee Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Employee Development Committee of the Board of Directors of

Tower Bancorp, Inc.

Robert E. Poole, Jr. (Chair)

Jeffrey F. Lehman

Hasu P. Shah

Executive Compensation Tables

The following tables set forth for the fiscal years ending December 31, 2010 and 2009, the compensation which the company and its subsidiaries paid to its named executive officers. None of the named executive officers were employed by the company prior to 2009.

2010 Summary Compensation Table

The table below reflects information concerning the annual compensation for services in all capacities to the company of those persons who were:

•	the Chief Executive Officer, Chief Financial Officer and any person who served in such capacity during the fiscal year ended December 31, 2010; and

•	the three most highly compensated executive officers of the company other than the Chief Executive Officer and Chief Financial Officer who were serving at December 31, 2010.

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards (6) ($)	Non-Equity Incentive Plan Compensation (6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7) ($)	All Other Compen- sation (8) ($)	Total ($)

Andrew Samuel	2010	421,923	63,288	83,680	—	101,875	45	78,081	748,892
Chairman & Chief	2009	262,885	—	—	75,036	123,577	—	10,638	472,136
Executive Officer (1)

Mark Merrill	2010	227,308	11,365	31,380	—	46,829	24	42,368	359,274
Executive Vice President &	2009	133,846	—	—	29,068	62,394	—	3,145	228,453
Chief Financial Officer (1)

Jeffrey Renninger	2010	267,308	33,413	41,840	—	55,029	56	55,414	453,060
President & Chief	2009	160,385	—	—	36,504	74,510	—	9,919	281,317
Operating Officer (1)

Janak Amin	2010	266,539	33,317	41,840	—	54,894	71	52,381	449,042
Executive Vice President	2009	156,539	—	—	36,504	72,692	—	4,386	270,121
of Tower Bancorp, Inc. &
President of Graystone Tower Bank (1)

Jane Tompkins	2010	202,308	25,288	31,380	—	41,704	22	39,109	339,811
Executive Vice President &	2009	118,846	—	—	16,224	55,731	—	3,937	194,739
Chief Risk Officer (1)

(1)	Messrs. Samuel, Merrill, Renninger and Amin and Ms. Tompkins became executive officers of the company on March 31, 2009, the effective date of the merger of Graystone Financial Corp. and Tower Bancorp, Inc. For the 2009 year, the summary compensation table reflects amounts paid to these executives for the period of April 1, 2009 through December 31, 2009.
(2)	The amount for 2010 for Mr. Renninger includes $26,000 of salary deferred pursuant to the executive deferred compensation plan. The amount for 2010 for Mr. Amin includes $37,981 of salary deferred pursuant to the executive deferred compensation plan.
(3)	Reflects a discretionary cash bonus awarded in 2011 in recognition of performance achieved in 2010, but not accounted for by the annual executive incentive plan. For further information concerning the discretionary cash bonus awards, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.
(4)	Represents the fair value on the grant date, which is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010 in accordance with FASB ASC Topic 718 (formerly FAS 123R) for awards of restricted stock.
(5)	Option awards are valued based upon the Black-Scholes option valuation model. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model are set forth in the Grants of Plan Based Awards Table below and are further discussed at footnote 17 to our consolidated financial statements in our Annual Report on Form 10-K.
(6)	Amounts reported include incentive awards for each individual under the annual executive incentive plan, as well as performance-based contributions to the executive deferred compensation plan, described in detail in the “Compensation Discussion and Analysis” section above and in the “Grants of Plan-Based Awards Table” and “Nonqualified Deferred Compensation Table” below.
(7)	Represents above market earnings on the executive’s account balance under the executive deferred compensation plan. Above market earnings represent interest earned on the deferred account balance exceeding 120% of the applicable federal long-term rate, with annual compounding, as prescribed under section 1274(d).
(8)	All other compensation includes insurance premiums paid by the company, matching contributions to the Graystone Tower Bank Employees’ Profit Sharing (401(k)) Plan, and company contributions to the executive deferred compensation plan consisting of an initial contribution equal to 12% of the executive’s base salary and an annual minimum contribution equal to 3% of the executive’s base salary. Compensation for personal use of a company-leased vehicle is included in the amounts for Messrs. Samuel, Amin and Renninger. The amounts for Messrs. Samuel, Amin and Renninger also include club memberships paid by the company. The table below details the amounts paid by the company for the foregoing items during 2010:

Name	Company Contributions to Executive Deferred Compensation Plan	Life Insurance Premiums	Company Contributions to 401 (k)	Personal Use of Company Car	Club Dues	Total
Andrew Samuel	$65,250	$720	$7,750	$850	$3,511	$78,081
Mark Merrill	$35,250	$299	$6,819	$—	$—	$42,368
Jeffrey Renninger	$41,250	$921	$7,385	$662	$5,197	$55,414
Janak Amin	$41,250	$588	$7,350	$693	$2,500	$52,381
Jane Tompkins	$31,500	$1,540	$6,069	$—	$—	$39,109

Grants of Plan-Based Awards Table

The following table presents information concerning awards granted to the named executive officers for 2010 under the annual executive incentive plan, the performance-based component of the executive deferred compensation plan and the company’s equity incentive and stock option plans.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($ /Sh) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Samuel	4/27/2010	(1)	43,500	130,500	174,000	N/A	N/A	N/A	—	—	—	—
	6/2/2010	(2)	17,400	34,800	73,950
	9/28/2010		—	—	—	—	—	—	4,000	0	—	83,680
Mark Merrill	4/27/2010	(3)	23,500	58,750	82,250	N/A	N/A	N/A	—	—	—	—
	6/2/2010	(4)	7,050	14,100	28,200
	9/28/2010		—	—	—	—	—	—	1,500	0	—	31,380
Jeffrey Renninger	4/27/2010	(3)	27,500	68,750	96,250	N/A	N/A	N/A	—	—	—	—
	6/2/2010	(4)	8,250	16,500	33,000
	9/28/2010		—	—	—	—	—	—	2,000	0	—	41,840
Janak Amin	4/27/2010	(3)	27,500	68,750	96,250	N/A	N/A	N/A	—	—	—	—
	6/2/2010	(4)	8,250	16,500	33,000
	9/28/2010		—	—	—	—	—	—	2,000	0	—	41,840
Jane Tompkins	4/27/2010	(3)	21,000	52,500	73,500	N/A	N/A	N/A	—	—	—	—
	6/2/2010	(4)	6,300	12,600	25,200
	9/28/2010		—	—	—	—	—	—	1,500	0	—	31,380

(1)

In accordance with the annual executive incentive plan applicable to the Chief Executive Officer, amounts reported are the following percentages of Mr. Samuel’s base salary: Threshold—10%; Target—30%; and Maximum—40%. Based on the company’s performance in 2010, Mr. Samuel received an award of $84,385 pursuant to the plan, which was paid in February 2010. For further information regarding the executive incentive plan and awards made thereunder, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	Represents potential performance-based contributions to the executive deferred compensation plan. Amounts reported are the following percentages of Mr. Samuel’s base salary: Threshold—4%; Target—8%; and Maximum—17%. Based on the company’s performance in 2010, the company contributed $17,400 to Mr. Samuel’s account under the Plan.
(3)	In accordance with the annual executive incentive plan applicable to the other named executive officers, amounts reported are the following percentages of the individual’s base salary: Threshold—10%; Target—25%; and Maximum—35%. Based on the company’s performance in 2010, Mr. Merrill received an award of $39,779, Mr. Renninger received an award of $46,779, Mr. Amin received an award of $46,644 and Ms. Tompkins received an award of $35,404, each of which was paid in February 2010. For further information regarding the executive incentive plan and awards made thereunder, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.
(4)	Represents potential performance-based contributions to the executive deferred compensation plan. Amounts reported are the following percentages of the executive’s base salary: Threshold—3%; Target—6%; and Maximum—12%. Based on the company’s performance in 2010, the company contributed $7,050 to Mr. Merrill’s account, $8,250 to Mr. Renninger’s account, $8,250 to Mr. Amin’s account and $6,300 to Ms. Tompkins’ account under the plan. For further information regarding the executive deferred compensation plan and awards made thereunder, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.
(5)	Based on the closing price of company common stock on the grant dated of September 28, 2010, which is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010 in accordance with FASB ASC Topic 718 (formerly FAS 123R) for awards of restricted stock.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents outstanding stock option and non-vested stock awards as of December 31, 2010.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable (2)
Andrew Samuel	9,450			22.22	6/26/2017	—	—	—	—
	8,400			30.96	7/17/2018
	2,220	8,880		26.77	9/22/2019
						4,000	83,680

Mark Merrill	1,890			22.22	6/26/2017	—	—	—	—
	4,200			30.96	7/17/2018
	860	3,440		26.77	9/22/2019
						1,500	31,380

Jeffrey Renninger	4,725			22.22	6/26/2017	—	—	—	—
	4,200			30.96	7/17/2018
	1,080	4,320		26.77	9/22/2019
						2,000	41,840

Janak Amin	4,725			22.22	6/26/2017	—	—	—	—
	4,200			30.96	7/17/2018
	1,080	4,320		26.77	9/22/2019
						2,000	41,840

Jane Tompkins	630			30.96	1/22/2018	—	—	—	—
	2,100			30.96	7/17/2018
	480	1,920		26.77	9/22/2019
						1,500	31,380

(1)	Stock options awarded in September 2009 vest at the rate of 20% per year, with vesting dates of 9/22/2010, 9/22/2011, 9/22/2012, 9/22/2013 and 9/22/2014.
(2)	Awards of restricted stock granted in September 2010 vest at the rate of 20% per year with vesting dates of 9/28/2011, 9/28/2012, 9/28/2013, 9/28/2014 and 9/28/2015.

Nonqualified Deferred Compensation Table

The following table presents information related to the non-qualified, performance-based deferred compensation plan adopted by the board of directors in 2010. The plan allows participants to defer receipt of compensation otherwise payable to them under the company’s existing compensation plans and provides that the company shall make an annual grant to each participant’s account equal to 3% of the participant’s base salary, plus an additional amount based upon the company’s achievement of certain performance targets for each plan year. The performance targets are based upon two measures—Average Operating Return on Assets and Average Operating Return on Tangible Equity—in each case, as compared to the performance of an industry index selected by the Employee Development Committee. Please refer to the discussion under “Executive Deferred Compensation Plan” in the “Compensation Discussion and Analysis” section on page 34 for additional details about the plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Andrew Samuel	—	82,650	1,619	—	84,269
Mark Merrill	—	42,300	875	—	43,175
Jeffrey Renninger	26,000	49,500	1,283	—	76,783
Janak Amin	37,981	49,500	1,432	—	88,913
Jane Tompkins	—	37,800	782	—	38,582

(1)	Includes initial contribution equal to 12% of the executive’s base salary, plus a contribution for 2010 comprised of a minimum 3% of the executive’s base salary, plus 4% for the Chief Executive Officer and 3% for the other named executive officers, calculated based on the company’s performance in 2010 compared to an industry index, in accordance with the terms of the plan.
(2)	Represents interest credited to the executive’s account under the plan, calculated at an annual rate equal to 1% plus the annual rate on a ten-year Treasury Note determined by taking the average rate of all the rates of the ten-year Treasury Note in the month of December of the prior plan year. For the 2010 plan year, the applicable crediting rate was 4.590%, compounded monthly.

Employment Agreements

The company has entered into employment agreements with each of the named executive officers. The board of directors views these agreements as integral to ensuring the continued dedication of the executives to the company and promoting stability of management, particularly in the event of a change in control of the company.

Andrew Samuel

In connection with its merger with Graystone, the company assumed the employment agreement with Andrew Samuel dated August 28, 2007, as amended November 12, 2008. The employment agreement is for a term of three years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of non-renewal is given. Mr. Samuel may only be terminated for cause as defined in the agreement. He may terminate his employment for good reason as defined in the agreement. If he terminates his employment for good reason or if he is terminated without cause or if his employment is terminated after a “change in control” (defined to mean a change in the ownership of effective control as described in Section 409A(2)(A)(v) of the Internal Revenue Code of 1986) of the company or Graystone Tower Bank for any reason other than cause, he will be entitled to a payment equal to three times the sum of his highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. For three years from termination of employment, he shall also be entitled to either participate in the company’s life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to his termination. If he is not able to participate as his participation would violate the terms of the plans, then he would be entitled to a cash payment equal to the cost of his obtaining the same or substantially similar benefits. If he is terminated without cause or terminates employment for good reason, he shall also receive the additional retirement benefits which he would have received had he stayed through the term of the employment agreement, if the plan allows it.

In the event that a payment under his employment agreement standing alone or when combined with the other benefits which he will receive upon a change in control would be considered a “golden parachute payment” and an excise tax is imposed, then Mr. Samuel will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he would be in the same after-tax position as if no excise tax had been imposed.

Mr. Samuel’s current annual base salary rate under his employment agreement is $485,000. Mr. Samuel is eligible for annual merit salary increases, is entitled to participate in the company’s annual Executive Incentive Plan and is eligible for stock based incentive awards. He is entitled to participate in all employee benefit plans provided to employees generally. He is also entitled to use of an automobile and country club membership fees. The employment agreement also contains non-solicitation, non-competition and non-disclosure provisions that continue for a period of twelve months post-termination of employment.

On November 12, 2008, Mr. Samuel entered into an amendment to his employment agreement which provides, among other things, that Mr. Samuel would serve as President and Chief Executive Officer upon completion of the merger of Graystone with the company and that the merger of Graystone into the company would not constitute a change in control for purposes of the agreement.

Mark S. Merrill

In connection with its merger with Graystone, the company entered into an employment agreement with Mark S. Merrill, which employment agreement superseded and replaced an existing change of control agreement with Mr. Merrill. The employment agreement is for a term of two years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of non-renewal is given. Mr. Merrill may only be terminated for cause as defined in the agreement. He may terminate his employment for good reason as defined in the agreement. If employment is terminated for good reason or if Mr. Merrill is terminated without cause or if employment is terminated after a “change in control” (defined to mean a change in the ownership of effective control as described in Section 409A(2)(A)(v) of the Internal Revenue Code of 1986) of the company or Graystone Tower Bank for any reason other than cause, he will be entitled to a payment equal to two times the sum of his highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. For two years (or twenty-four months) from termination of employment, he shall also be entitled to either participate in the company’s life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to his termination. If he is not able to participate as participation would violate the terms of the plans, then Mr. Merrill would be entitled to a cash payment equal to the cost of his obtaining the same or substantially similar benefits. If he is terminated without cause or terminates employment for good reason, he hall also receive the additional retirement benefits which he would have received had he stayed through the term of the employment agreement, if the plan allows it.

In the event that a payment under the employment agreement standing alone or when combined with the other benefits which Mr. Merrill will receive upon a change of control would be considered a “golden parachute payment” and an excise tax is imposed, then he will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he would be in the same after-tax position as if no excise tax had been imposed.

Mr. Merrill’s current annual base salary rate under his employment agreement is $235,000. Mr. Merrill is eligible for annual merit salary increases, is entitled to participate in the company’s annual Executive Incentive Plan and is eligible for stock based incentive awards. He is entitled to participate in all employee benefit plans provided to employees generally. The employment agreement also contains non-solicitation, non-competition and non-disclosure provisions that continue for a period of twelve months post-termination of employment.

Janak Amin and Jeffrey Renninger

In connection with its merger with Graystone, the company assumed the employment agreements with Janak Amin and Jeffrey Renninger dated October 3, 2007 and October 2, 2007, respectively. Each employment agreement is for a term of two years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of non-renewal is given. The executives may only be terminated for cause as defined in the agreement. They may terminate their employment for good reason as defined in the agreement. If employment is terminated for good reason or if the executive is terminated without cause or if employment is terminated after a “change in control” (defined to mean a change in the ownership of effective control as described in Section 409A(2)(A)(v) of the Internal Revenue Code of 1986) of the company or Graystone Tower Bank for any reason other than cause, the executive will be entitled to a payment equal to two times the sum of his highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. For two years (or twenty-four months) from termination of employment, the executive shall also be entitled to either participate in the company’s life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to his termination. If the executive is not able to participate as participation would violate the terms of the plans, then the executive would be entitled to a cash payment equal to the cost of his obtaining the same or substantially similar benefits. If the executive is terminated without cause or terminates employment for good reason, he shall also receive the additional retirement benefits which he would have received had he stayed through the term of the employment agreement, if the plan allows it.

In the event that a payment under the employment agreement standing alone or when combined with the other benefits which the executive will receive upon a change of control would be considered a “golden parachute payment” and an excise tax is imposed, then the executive will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he would be in the same after-tax position as if no excise tax had been imposed.

Mr. Amin’s current annual base salary rate under his employment agreement is $288,500. Mr. Renninger’s current base salary rate under his employment agreement is $288,500. Each executive is eligible for annual merit salary increases, is entitled to participate in the company’s annual Executive Incentive Plan and is eligible for stock based incentive awards. He is entitled to participate in all employee benefit plans provided to employees generally. He is also entitled to use of an automobile and country club membership fees. The employment agreement also contains non-solicitation, non-competition and non-disclosure provisions that continue for a period of twelve months post-termination of employment.

On November 12, 2008, Messrs. Amin and Renninger entered into amendments to their employment agreements which provide, among other things, that the merger of Graystone into the company would not constitute a change in control for purposes of the agreements.

Jane Tompkins

In connection with its merger with Graystone, the company entered into an employment agreement with Jane Tompkins, which employment agreement superseded and replaced an existing change of control agreement with Ms. Tompkins. The employment agreement is for a term of two years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of non-renewal is given. Ms. Tompkins may only be terminated for cause as defined in the agreement. She may terminate her employment for good reason as defined in the agreement. If employment is terminated for good reason or if Ms. Tompkins is terminated without cause or if employment is terminated after a “change in control” (defined to mean a change in the ownership of effective control as described in Section 409A(2)(A)(v) of the Internal Revenue Code of 1986) of the company or Graystone Tower Bank for any reason other than cause, she will be entitled to a payment equal to two times the sum of her highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. For two years (or twenty-four months) from termination of employment, she shall also be entitled to either participate in the company’s life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to her termination. If she is not able to participate as participation would violate the terms of the plans, then Ms. Tompkins would be entitled to a cash payment equal to the cost of her obtaining the same or substantially similar benefits. If she is terminated without cause or terminates employment for good reason, she shall also receive the additional retirement benefits which she would have received had she stayed through the term of the employment agreement, if the plan allows it.

In the event that a payment under the employment agreement standing alone or when combined with the other benefits which Ms. Tompkins will receive upon a change of control would be considered a “golden parachute payment” and an excise tax is imposed, then she will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, she would be in the same after-tax position as if no excise tax had been imposed.

Ms. Tompkins’s current annual base salary rate under her employment agreement is $220,500. Ms. Tompkins is eligible for annual merit salary increases, is entitled to participate in the company’s annual Executive Incentive Plan and is eligible for stock based incentive awards. She is entitled to participate in all employee benefit plans provided to employees generally. The employment agreement also contains non-solicitation, non-competition and non-disclosure provisions that continue for a period of twelve months post-termination of employment.

Potential Payments upon Termination or Change in Control

The table below shows the value of estimated company payments pursuant to the employment agreements, executive deferred compensation plan, stock incentive plans and other non-qualified plans described above upon a termination of employment, including gross-up payments for any excise tax on the parachute payments upon a change of control, for each of Messrs. Samuel, Merrill, Amin, Renninger and Ms. Tompkins. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. All termination events are assumed to occur on December 31, 2010, and termination upon a change of control is assumed to be involuntary. Company payments to a terminated executive may be more or less than the amounts contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits.

Andrew S. Samuel

Assuming one of the following events had occurred on December 31, 2010, Mr. Samuel’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment ($) (1)	Severance Payment ($) (2)	Accelerated Vesting of Stock Options ($)	Deferred Compensation Payments ($)		Value of Health and Welfare Benefits ($)		Life Insurance Benefit (9) ($)	Disability Payments (10) ($)	Excise Tax Gross-Up Payment (11) ($)	Total
Voluntary	$—	$—	$—	$169,008	(3)	$—		$—	$—	$—	$169,008
Voluntary with ‘Good Reason’	$—	$1,675,251	$—	$169,008	(3)	$49,179	(7)	$—	$—	$—	$1,893,438
Involuntary without ‘Cause’	$—	$1,675,251	$—	$169,008	(3)	$49,179	(7)	$—	$—	$—	$1,893,438
Involuntary for ‘Cause’	$—	$—	$—	$0	(4)	$—		$—	$—	$—	$—
Permanent Disability	$—	$—	$—	$169,008	(3)	$8,197	(8)	$—	$4,195,500	$—	$4,372,704
Death	$—	$—	$—	$1,743,215	(5)	$—		$300,000	$—	$—	$2,043,215
Change in Control (with or without Adverse Employment Action)	$1,675,251	$—	$30,568	$84,273	(6)	$49,179	(7)	$—	$—	$726,502	$2,565,773

(1)	Under Mr. Samuel’s employment agreement, payment is calculated as three (3) times the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(2)	Under Mr. Samuel’s employment agreement, in the event of termination by the company for reasons other than “Cause” or resignation by executive for “Good Reason”, within twenty (20) days of terminating employment, the executive will be paid the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(3)	Under the deferred compensation plan, if the executive terminates employment early (prior to normal retirement age of 60) for reasons other than change in control, death or cause, the benefit paid is 100% of the executive’s deferral account balance determined as of the date immediately prior to the date distributions commence. Interest will continue to be credited to the executive’s deferral account from the date of separation of service. The interest rate used in this calculation reflects an annual rate of 4.29% (one percent (1%) plus the average amount rate on a ten-year Treasury Note during the month of December of the prior plan year) compounded monthly. The benefit will be distributed to the executive in one hundred twenty (120) equal installments commencing on the first day of the first month following normal retirement age (60).
(4)	This amount reflects any elective deferral made by the executive plus interest earned to the date of separation. No benefits provided by the company in the form of contributions or interest earned on amounts in the deferral account will be paid in situations where the executive is involuntarily terminated for cause. The executive’s deferrals will be distributed in one hundred twenty (120) equal installments commencing on the first day of the month following normal retirement age (60).
(5)	This amount reflects the amount of the insured death benefit as outlined in the deferred compensation plan agreement.
(6)	Under the deferred compensation plan, if a change in control occurs prior to normal retirement age and is followed within twenty-four (24) months by the executive’s separation from service, the benefit paid is one hundred percent (100%) of the executive’s deferral account balance determined as of the date of the executive’s separation from service. The benefit will be distributed to the executive in a lump sum within 90 days following separation from service.
(7)	Reflects the value of 36 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Samuel’s employment agreement.
(8)	Reflects the value of 6 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Samuel’s employment agreement.
(9)	The life insurance payment reflects two (2) times the annual bases alary of the executive with maximum benefit of $300,000.
(10)	Short Term and Long Term disability payment continuation to age 65.
(11)	Calculation in accordance with Section 280G of the Internal Revenue Code. This calculation does not include executive deferred compensation payments as they were vested immediately upon grant.

Mark S. Merrill

Assuming one of the following events had occurred on December 31, 2010, Mr. Merrill’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment ($) (1)	Severance Payment ($) (2)	Accelerated Vesting of Stock Options ($)	Deferred Compensation Payments ($)		Value of Health and Welfare Benefits ($)		Life Insurance Benefit (9) ($)	Disability Payments (10) ($)	Excise Tax Gross-Up Payment (11) ($)	Total
Voluntary	$—	$—	$—	$171,196	(3)	$—		$—	$—	$—	$171,196
Voluntary with ‘Good Reason’	$—	$579,628	$—	$171,196	(3)	$28,434	(7)	$—	$—	$—	$779,258
Involuntary without ‘Cause’	$—	$579,628	$—	$171,196	(3)	$28,434	(7)	$—	$—	$—	$779,258
Involuntary for ‘Cause’	$—	$—	$—	$0	(4)	$—		$—	$—	$—	$—
Permanent Disability	$—	$—	$—	$171,196	(3)	$7,109	(8)	$—	$4,508,000	$—	$4,686,305
Death	$—	$—	$—	$1,476,107	(5)	$—		$300,000	$—	$—	$1,776,107
Change in Control (with or without Adverse Employment Action)	$579,628	$—	$11,842	$43,177	(6)	$28,434	(7)	$—	$—	$244,767	$907,848

(1)	Under Mr. Merrill’s employment agreement, payment is calculated as three (3) times the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(2)	Under Mr. Merrill’s employment agreement, in the event of termination by the company for reasons other than “Cause” or resignation by executive for “Good Reason”, within twenty (20) days of terminating employment, the executive will be paid the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(3)	Under the deferred compensation plan, if the executive terminates employment early (prior to normal retirement age of 60) for reasons other than change in control, death or cause, the benefit paid is 100% of the executive’s deferral account balance determined as of the date immediately prior to the date distributions commence. Interest will continue to be credited to the executive’s deferral account from the date of separation of service. The interest rate used in this calculation reflects an annual rate of 4.29% (one percent (1%) plus the average amount rate on a ten-year Treasury Note during the month of December of the prior plan year) compounded monthly. The benefit will be distributed to the executive in one hundred twenty (120) equal installments commencing on the first day of the first month following normal retirement age (60).
(4)	This amount reflects any elective deferral made by the executive plus interest earned to the date of separation. No benefits provided by the company in the form of contributions or interest earned on amounts in the deferral account will be paid in situations where the executive is involuntarily terminated for cause. The executive’s deferrals will be distributed in one hundred twenty (120) equal installments commencing on the first day of the month following normal retirement age (60).
(5)	This amount reflects the amount of the insured death benefit as outlined in the deferred compensation plan agreement.
(6)	Under the deferred compensation plan, if a change in control occurs prior to normal retirement age and is followed within twenty-four (24) months by the executive’s separation from service, the benefit paid is one hundred percent (100%) of the executive’s deferral account balance determined as of the date of the executive’s separation from service. The benefit will be distributed to the executive in a lump sum within 90 days following separation from service.
(7)	Reflects the value of 36 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Merrill’s employment agreement.
(8)	Reflects the value of 6 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Merrill’s employment agreement.
(9)	The life insurance payment reflects two (2) times the annual bases alary of the executive with maximum benefit of $300,000.
(10)	Short Term and Long Term disability payment continuation to age 65.
(11)	Calculation in accordance with Section 280G of the Internal Revenue Code. This calculation does not include executive deferred compensation payments as they were vested immediately upon grant.

Janak Amin

Assuming one of the following events had occurred on December 31, 2010, Mr. Amin’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (1) ($)	Severance Payment (2) ($)	Accelerated Vesting of Stock Options ($)	Deferred Compensation Payments ($)		Value of Health and Welfare Benefits ($)		Life Insurance Benefit (9) ($)	Disability Payments (10) ($)	Excise Tax Gross-Up Payment (11) ($)	Total
Voluntary	$—	$—	$—	$201,306	(3)	$—		$—	$—	$—	$201,306
Voluntary with ‘Good Reason’	$—	$670,224	$—	$201,306	(3)	$31,278	(7)	$—	$—	$—	$902,808
Involuntary without ‘Cause’	$—	$670,224	$—	$201,306	(3)	$31,278	(7)	$—	$—	$—	$902,808
Involuntary for ‘Cause’	$—	$—	$—	$38,383	(4)	$—		$—	$—	$—	$38,383
Permanent Disability	$—	$—	$—	$201,306	(3)	$7,820	(8)	$—	$3,113,250	$—	$3,322,375
Death	$—	$—	$—	$998,273	(5)	$—		$300,000	$—	$—	$1,298,273
Change in Control (with or without Adverse Employment Action)	$670,224	$—	$14,871	$88,910	(6)	$31,278	(7)	$—	$—	$274,286	$1,079,569

(1)	Under Mr. Amin’s employment agreement, payment is calculated as three (3) times the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(2)	Under Mr. Amin’s employment agreement, in the event of termination by the company for reasons other than “Cause” or resignation by executive for “Good Reason”, within twenty (20) days of terminating employment, the executive will be paid the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(3)	Under the deferred compensation plan, if the executive terminates employment early (prior to normal retirement age of 60) for reasons other than change in control, death or cause, the benefit paid is 100% of the executive’s deferral account balance determined as of the date immediately prior to the date distributions commence. Interest will continue to be credited to the executive’s deferral account from the date of separation of service. The interest rate used in this calculation reflects an annual rate of 4.29% (one percent (1%) plus the average amount rate on a ten-year Treasury Note during the month of December of the prior plan year) compounded monthly. The benefit will be distributed to the executive in one hundred twenty (120) equal installments commencing on the first day of the first month following normal retirement age (60).
(4)	This amount reflects any elective deferral made by the executive plus interest earned to the date of separation. No benefits provided by the company in the form of contributions or interest earned on amounts in the deferral account will be paid in situations where the executive is involuntarily terminated for cause. The executive’s deferrals will be distributed in one hundred twenty (120) equal installments commencing on the first day of the month following normal retirement age (60).
(5)	This amount reflects the amount of the insured death benefit as outlined in the deferred compensation plan agreement.
(6)	Under the deferred compensation plan, if a change in control occurs prior to normal retirement age and is followed within twenty-four (24) months by the executive’s separation from service, the benefit paid is one hundred percent (100%) of the executive’s deferral account balance determined as of the date of the executive’s separation from service. The benefit will be distributed to the executive in a lump sum within 90 days following separation from service.
(7)	Reflects the value of 36 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Amin’s employment agreement.
(8)	Reflects the value of 6 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Amin’s employment agreement.
(9)	The life insurance payment reflects two (2) times the annual bases alary of the executive with maximum benefit of $300,000.
(10)	Short Term and Long Term disability payment continuation to age 65.
(11)	Calculation in accordance with Section 280G of the Internal Revenue Code. This calculation does not include executive deferred compensation payments as they were vested immediately upon grant.

Jeffrey Renninger

Assuming one of the following events had occurred on December 31, 2010, Mr. Renninger’s payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (1) ($)	Severance Payment (2) ($)	Accelerated Vesting of Stock Options ($)	Deferred Compensation Payments ($)		Value of Health and Welfare Benefits ($)		Life Insurance Benefit (9) ($)	Disability Payments (10) ($)	Excise Tax Gross-Up Payment (11) ($)	Total
Voluntary	$—	$—	$—	$124,749	(3)	$—		$—	$—	$—	$124,749
Voluntary with ‘Good Reason’	$—	$683,860	$—	$124,749	(3)	$32,522	(7)	$—	$—	$—	$841,131
Involuntary without ‘Cause’	$—	$683,860	$—	$124,749	(3)	$32,522	(7)	$—	$—	$—	$841,131
Involuntary for ‘Cause’	$—	$—	$—	$26,257	(4)	$—		$—	$—	$—	$26,257
Permanent Disability	$—	$—	$—	$124,749	(3)	$8,131	(8)	$—	$1,848,250	$—	$1,981,129
Death	$—	$—	$—	$581,227	(5)	$—		$300,000	$—	$—	$881,227
Change in Control (with or without Adverse Employment Action)	$683,860	$—	$14,871	$76,783	(6)	$32,522	(7)	$—	$—	$260,560	$1,068,596

(1)	Under Mr. Renninger’s employment agreement, payment is calculated as three (3) times the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(2)	Under Mr. Renninger’s employment agreement, in the event of termination by the company for reasons other than “Cause” or resignation by executive for “Good Reason”, within twenty (20) days of terminating employment, the executive will be paid the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(3)	Under the deferred compensation plan, if the executive terminates employment early (prior to normal retirement age of 60) for reasons other than change in control, death or cause, the benefit paid is 100% of the executive’s deferral account balance determined as of the date immediately prior to the date distributions commence. Interest will continue to be credited to the executive’s deferral account from the date of separation of service. The interest rate used in this calculation reflects an annual rate of 4.29% (one percent (1%) plus the average amount rate on a ten-year Treasury Note during the month of December of the prior plan year) compounded monthly. The benefit will be distributed to the executive in one hundred twenty (120) equal installments commencing on the first day of the first month following normal retirement age (60).
(4)	This amount reflects any elective deferral made by the executive plus interest earned to the date of separation. No benefits provided by the company in the form of contributions or interest earned on amounts in the deferral account will be paid in situations where the executive is involuntarily terminated for cause. The executive’s deferrals will be distributed in one hundred twenty (120) equal installments commencing on the first day of the month following normal retirement age (60).
(5)	This amount reflects the amount of the insured death benefit as outlined in the deferred compensation plan agreement.
(6)	Under the deferred compensation plan, if a change in control occurs prior to normal retirement age and is followed within twenty-four (24) months by the executive’s separation from service, the benefit paid is one hundred percent (100%) of the executive’s deferral account balance determined as of the date of the executive’s separation from service. The benefit will be distributed to the executive in a lump sum within 90 days following separation from service.
(7)	Reflects the value of 36 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Renninger’s employment agreement.
(8)	Reflects the value of 6 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Mr. Renninger’s employment agreement.
(9)	The life insurance payment reflects two (2) times the annual bases alary of the executive with maximum benefit of $300,000.
(10)	Short Term and Long Term disability payment continuation to age 65.
(11)	Calculation in accordance with Section 280G of the Internal Revenue Code. This calculation does not include executive deferred compensation payments as they were vested immediately upon grant.

Jane Tompkins

Assuming one of the following events had occurred on December 31, 2010, Ms. Tompkins’ payments and benefits had an estimated value as follows:

Termination Reason	Change in Control Payment (1) ($)	Severance Payment (2) ($)	Accelerated Vesting of Stock Options ($)	Deferred Compensation Payments ($)		Value of Health and Welfare Benefits ($)		Life Insurance Benefit (9) ($)	Disability Payments (10) ($)	Excise Tax Gross-Up Payment (11) ($)	Total
Voluntary	$—	$—	$—	$51,332	(3)	$—		$—	$—	$—	$51,332
Voluntary with ‘Good Reason’	$—	$486,092	$—	$51,332	(3)	$24,884	(7)	$—	$—	$—	$562,308
Involuntary without ‘Cause’	$—	$486,092	$—	$51,332	(3)	$24,884	(7)	$—	$—	$—	$562,308
Involuntary for ‘Cause’	$—	$—	$—	$0	(4)	$—		$—	$—	$—	$—
Permanent Disability	$—	$—	$—	$51,332	(3)	$6,221	(8)	$—	$859,500	$—	$917,053
Death	$—	$—	$—	$263,263	(5)	$—		$300,000	$—	$—	$563,263
Change in Control (with or without Adverse Employment Action)	$486,092	$—	$6,609	$38,583	(6)	$24,884	(7)	$—	$—	$195,529	$751,697

(1)	Under Ms. Tompkins’s employment agreement, payment is calculated as three (3) times the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(2)	Under Ms. Tompkins’s employment agreement, in the event of termination by the company for reasons other than “Cause” or resignation by executive for “Good Reason”, within twenty (20) days of terminating employment, the executive will be paid the sum of (a) the highest annual base salary during the immediately preceding three years, (b) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three immediately preceding calendar years and (c) the highest value of stock options and other stock based incentives awarded to the executive with respect to one of the three immediately preceding calendar years, which value will be based upon the grant-date fair value of the award determined in accordance with SFAS 123R.
(3)	Under the deferred compensation plan, if the executive terminates employment early (prior to normal retirement age of 60) for reasons other than change in control, death or cause, the benefit paid is 100% of the executive’s deferral account balance determined as of the date immediately prior to the date distributions commence. Interest will continue to be credited to the executive’s deferral account from the date of separation of service. The interest rate used in this calculation reflects an annual rate of 4.29% (one percent (1%) plus the average amount rate on a ten-year Treasury Note during the month of December of the prior plan year) compounded monthly. The benefit will be distributed to the executive in one hundred twenty (120) equal installments commencing on the first day of the first month following normal retirement age (60).
(4)	This amount reflects any elective deferral made by the executive plus interest earned to the date of separation. No benefits provided by the company in the form of contributions or interest earned on amounts in the deferral account will be paid in situations where the executive is involuntarily terminated for cause. The executive’s deferrals will be distributed in one hundred twenty (120) equal installments commencing on the first day of the month following normal retirement age (60).
(5)	This amount reflects the amount of the insured death benefit as outlined in the deferred compensation plan agreement.
(6)	Under the deferred compensation plan, if a change in control occurs prior to normal retirement age and is followed within twenty-four (24) months by the executive’s separation from service, the benefit paid is one hundred percent (100%) of the executive’s deferral account balance determined as of the date of the executive’s separation from service. The benefit will be distributed to the executive in a lump sum within 90 days following separation from service.
(7)	Reflects the value of 36 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Ms. Tompkins’s employment agreement.
(8)	Reflects the value of 6 months benefits continuation under health and welfare plans in effect with respect to the executive during the one (1) year period prior to termination of employment, to be provided pursuant to Ms. Tompkins’s employment agreement.
(9)	The life insurance payment reflects two (2) times the annual bases alary of the executive with maximum benefit of $300,000.
(10)	Short Term and Long Term disability payment continuation to age 65.
(11)	Calculation in accordance with Section 280G of the Tax Code. This calculation does not include executive deferred compensation payments as they were vested immediately upon grant.

Compensation Committee Interlocks and Insider Participation

The Employee Development Committee acts as the Compensation Committee. Since January 27, 2011, the members of the Employee Development Committee are Robert E. Poole, Jr. (Chair), Jeffrey F. Lehman and Hasu P. Shah. Prior to January 27, 2011, the Employee Development Committee consisted of Robert E. Poole, Jr. (Chair), Terry L. Randall and Kenneth R. Lehman. Relationships that members of the Employee Development Committee have had and/or maintain with the company are described in the “Related Person Transactions and Policies” section of this proxy statement.

Additionally, Andrew S. Samuel, Chief Executive Officer of the company, is also Chairman of the board of directors. Mr. Samuel makes recommendations to the Employee Development Committee, regarding compensation for employees. Mr. Samuel does not participate in conducting his own review.

Compensation of Directors

Director Summary Compensation Table

The following table summarizes the compensation paid by the company to directors for the fiscal year ended December 31, 2010, other than Andrew Samuel, Jeffrey B. Shank, and John A. Featherman, III, who did not receive compensation as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Stephen E. Beck (2)	$35,400	$14,644	—	—	—		—		$50,044
Patricia A. Carbaugh	$36,600	$14,644	—	—	$4,604	(5)	$194	(6)	$56,042
Clifford E. DeBaptiste (1)	—	—	—	—	—		—		—
John M. DiSanto (2)	$30,600	$14,644	—	—	—		—		$45,244
Marcus Faust (2)	$36,600	$14,644	—	—	—		—		$51,244
Frederic M. Frederick (2)	$36,600	$14,644	—	—	—		—		$51,244
Mark E. Gayman (2)	$36,600	$14,644	—	—	—		—		$51,244
Harry D. Johnston (2)	$36,600	$14,644	—	—	—		$598	(6)	$51,842
Jeffrey F. Lehman	$36,000	$14,644	—	—	—		—		$50,644
Kenneth R. Lehman	$36,600	$14,644	—	—	—		—		$51,842
Edward A. Leo (1)	—	—	—	—	—		—		—
Charles C. Pearson, Jr.	$36,600	$14,644	—	—	—		—		$51,244
Michael A. Peck	$36,000	$14,644	—	—	—		—		$50,644
William E. Pommereing (3)	$30,000	$14,644	—	—	—		—		$44,644
Robert E. Poole, Jr.	$30,600	$14,644	—	—	—		—		$45,244
Terry L. Randall	$35,400	$14,644	—	—	$4,116	(5)	$1,141	(6)	$55,301
Hasu P. Shah	$30,000	$14,644	—	—	—		—		$44,644
Klare S. Sunderland	$36,600	$14,644	—	—	—		—		$51,244

(1)	Mr. DeBaptiste and Mr. Leo were appointed as directors on December 10, 2010 in accordance with the merger agreement with First Chester County Corporation. Mr. Featherman as also appointed a director on December 10, 2010, but resigned effective January 26, 2011.
(2)	Resigned effective January 26, 2011.
(3)	Mr. Pommerening was appointed a director of the company on January 27, 2011. Compensation relates to fees earned as a director of Graystone Tower Bank.
(4)	Relates to restricted stock awards granted in September 2010. This value is based upon the closing price of the company’s common stock of $20.92 per share on the grant date of September 28, 2010.
(5)	The amounts reflect the actuarial increase in the present value of the director’s benefits under the non-qualified Director Fee Continuation Plan.
(6)	Reflects imputed income realized as a result of participation in the Graystone Tower Bank Endorsement Method Split Dollar Insurance Plan.

Directors Fees

During 2010, the company’s outside directors received a quarterly retainer of $3,000. The Chairman of the Audit Committee received a quarterly retainer of $3,750. Outside directors also received $600 for each board meeting they attended.

For 2011, the board has adopted a fee schedule for outside directors that provides for an annual retainer in the amount of $27,000, $12,000 of which is payable in cash and the remainder of which is payable in the form of an equity award having a fair market value of $15,000 on the date of grant. Each director is required to attend at least 75% of the combined meetings of the board and each committee on which such director serves in order to be paid the retainer. Outside directors will also receive an additional $1,200 for each board meeting attended and $800 for each committee meeting attended.

Nonqualified Option Plan for Outside Directors

Tower maintains a non-qualified stock option plan for its outside directors. In accordance with the plan, options are granted at the fair market value of the common stock on the date of grant. All options granted under the plan vest and become exercisable one (1) year after the date of grant, provided, however, that in the event of death, retirement, disability or change in control of the corporation or its affiliates all options shall vest immediately. Each option granted under the plan expires upon the earlier of (i) one hundred and twenty (120) months following the date of grant, or (ii) one (1) year following the date on which the outside director ceases to serve in such capacity for any reason other than removal for cause.

Director Fee Continuation Plan

Tower has entered into agreements under a Director Fee Continuation Plan with Mr. Randall and Ms. Carbaugh, who resigned in connection with the implementation of the board restructuring plan. The agreements provide for an annual benefit to the director for ten years commencing upon termination of their directorship. The directors are one hundred percent (100%) vested in the benefit, but would forfeit the benefits if discharged for cause.

Split Dollar Plans

The company is the successor to an Endorsement Method Split Dollar Insurance Plan originally established by the First National Bank of McConnellsburg. Mr. Randall, Dr. Johnston and Ms. Carbaugh are participants in the plan, under which Graystone Tower Bank is the owner of certain insurance policies for the benefit of the participants. Under the plan, if the director is a member of the board of directors at the time of his death, his or her beneficiary will receive fifty percent (50%) of the proceeds of the policy minus the cash value of the policy.

Stock Incentive Plans

In connection with its merger with Graystone Financial Corp., Tower assumed the Graystone Financial Corp. 2007 Stock Incentive Plan, and in 2010, Tower’s shareholders approved the Tower Bancorp, Inc. 2010 Stock Incentive Plan. Each of these plans provides for stock-based incentives to officers and key employees, as well as grants of stock-based awards to non-employee directors. Stock-based incentives may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and deferred stock awards. Each plan provides for accelerated vesting of outstanding options upon the death, disability or retirement of the grantee, or a change in control of Tower.

PROPOSAL 2 –

ADVISORY VOTE

REGARDING EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our shareholders the opportunity to vote on an advisory, non-binding resolution to approve the compensation paid to our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as a “say-on-pay” vote, gives our shareholders the opportunity to endorse, or not endorse, the compensation of our named executive officers. Shareholders are encouraged to carefully review the “Executive Compensation” section of this proxy statement for a detailed discussion of our executive compensation programs.

We believe that our executive compensation policies and programs, which are reviewed and approved by our Employee Development Committee, are designed to align our named executive officers’ compensation with our short-term and long-term performance and to provide the compensation and incentives that are necessary to attract, motivate and retain key executives who are important to our continued success. The Employee Development Committee regularly reviews all elements of our executive compensation program and takes any actions it deems necessary to continue to fulfill the objectives of our compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our executive officers and other managers with the interests of our shareholders.

For the reasons discussed above, our shareholders are asked to provide their support with respect to the compensation of the company’s named executive officers by voting in favor of the following non-binding resolution:

“Resolved, that the shareholders of Tower Bancorp, Inc. approve the compensation of Tower’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Because this shareholder vote is advisory, it will not be binding on our board of directors. However, the Employee Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

The approval of the non-binding advisory proposal on our executive compensation requires the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against this proposal.

Recommendation of the Board of Directors

The board of directors recommends a vote “FOR” the advisory, non-binding resolution approving the compensation paid to the company’s named executive officers.

PROPOSAL 3 –

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are providing our shareholders with an advisory vote on the compensation paid to our named executive officers (the “say-on-pay” advisory vote described in Proposal 2). Also in accordance with the Dodd-Frank Act, we are asking our shareholders to vote, on an advisory and non-binding basis, whether such advisory votes on the compensation paid to named executive officers should occur every year, every two years or every three years. We are required to permit such an advisory vote on the frequency of the “say-on-pay” vote at least once every six years.

After careful consideration, the board of directors recommends that future shareholder advisory votes on compensation paid to named executive officers be conducted every three years. Our compensation programs are designed with the goal of supporting long-term value creation and to incentivize and reward performance over a multi-year period. As a result, it is difficult to assess the correlation between performance and compensation on an annual basis. We believe that a vote every three years will enable our shareholders to better judge our compensation programs in relation to our long-term performance, and will offer the company the time necessary to fully consider the results of advisory votes on the compensation of our named executive officers and implement appropriate changes.

Because this shareholder vote is advisory, it will not be binding on our board of directors. However, the board of directors will take into account the outcome of the vote when considering the frequency of future advisory votes regarding executive compensation.

Vote Required for Approval

Shareholders may vote on an advisory basis as to whether future advisory votes on executive compensation should occur every one, two or three years, or may abstain from voting. A plurality of the votes cast is required for the approval of the choice among the frequency options. This means that the option receiving the most votes will be deemed approved. Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

Recommendation of the Board of Directors

The board of directors recommends a vote “FOR” approval of “Every Three Years” with respect to the frequency of future advisory votes regarding the compensation of named executive officers. Although the board of directors recommends that you vote for “Every Three Years”, the enclosed proxy card allows you to vote for Every Year, Every Two Years, or Every Three Years, or to abstain from voting. You are not voting simply to approve or disapprove the board of directors’ recommendation.

PROPOSAL 4 –

APPROVAL AND ADOPTION OF

AMENDMENT TO ARTICLES OF INCORPORATION

Our board of directors has unanimously approved and considers it to be advisable and in the best interests of Tower and our shareholders to amend our Amended and Restated Articles of Incorporation to limit the circumstances under which a supermajority vote of the shareholders is required to those fundamental transactions in which Tower is not the surviving corporation or which would otherwise effect a change in control of Tower.

In its current form, Article Seventh requires that any merger, consolidation, liquidation or dissolution of the company be approved by the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the outstanding shares of Tower common stock, whether or not such transaction would actually result in a change in control of or effect a fundamental change with respect to Tower. The board of directors believes that this provision imposes an unduly restrictive and unintended burden on the company’s ability to pursue certain corporate actions and/or strategic transactions and that the proposed revision to Article Seventh will result in greater flexibility and efficiencies in planning strategically for the company’s future. As proposed, the amended Article Seventh will continue to protect the existing rights of shareholders to approve, by the current supermajority vote of 66 2/3% of outstanding shares, certain mergers and other fundamental transactions in which Tower is not the surviving corporation or which would otherwise effect a change in control of Tower.

Form of Proposed Amendment

The board of directors proposes and recommends that Article Seventh of the company’s Amended and Restated Articles of Incorporation be amended and restated to read in its entirety as follows:

SEVENTH. The affirmative vote of the holders of at least sixty-six and two-thirds (66-2/3) percent of the outstanding shares of Common Stock of this Corporation shall be required to authorize each of the following transactions:

(1)	Any merger or consolidation of the Corporation pursuant to which the approval of the shareholders of the Corporation would be required under the Business Corporation Law of the Commonwealth of Pennsylvania then in effect;

(2)	Any merger or consolidation of a wholly-owned bank subsidiary of the Corporation, if the surviving or resulting entity would not be a wholly-owned subsidiary of the Corporation;

(3)	Any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation;

(4)	Any acquisition of all or substantially all of the assets of another corporation in exchange, in whole or in part, for shares of the Corporation’s capital stock which, following such acquisition, will constitute more than 50% of the voting power of the capital stock then outstanding; or

(5)	Any plan for the dissolution of the Corporation.

This Article Seventh may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds (66-2/3) percent of the outstanding shares of Common Stock of this Corporation.

If approved by the shareholders, the amendment would be effective upon the filing of an amendment to the company’s Amended and Restated Articles of Incorporation with the Secretary of State of the Commonwealth of Pennsylvania, anticipated to occur promptly after the annual meeting.

Vote Required for Approval

The amendment to Article Seventh of the Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Tower’s common stock. Abstentions and broker non-votes will have the effect of a vote against the proposed amendment.

Recommendation of the Board of Directors

For the foregoing reasons, the board of directors believes that the approval and adoption of the proposed amendment is in the best interests of the company and its shareholders and recommends a vote “FOR” the proposal.

PROPOSAL 5—

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tower’s Audit Committee has recommended, and the company’s board of directors has approved, the selection of KPMG LLP as the independent registered public accounting firm to audit Tower’s consolidated financial statements for the year ending December 31, 2011, and the board of directors desires that such appointment be ratified by our shareholders at the annual meeting. KPMG LLP audited the company’s consolidated financial statements for 2010. Representatives of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, is required to ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Dismissal of Independent Registered Public Accountant

Because the merger of Graystone Financial Corp. into Tower was treated as a “reverse merger” for accounting purposes, and as such the financial statements of Graystone, as the accounting acquirer, became the financial statements of Tower as the legal acquirer, and because the independent registered public accounting firm that audited Graystone’s financial statements, Beard Miller Company LLP, was different from the independent registered public accounting firm that audited Tower’s financial statements, Smith Elliott Kearns & Company, LLC, the rules and regulations of the Securities and Exchange Commission provide that there had been a de facto change in Tower’s independent registered public accounting firm from Smith Elliott Kearns & Company, LLC to Beard Miller Company LLP, as of the effective time of the merger, March 31, 2009.

On April 6, 2009, the Audit Committee of Tower’s board of directors approved the dismissal of Beard Miller Company LLP as the company’s independent registered public accounting firm and approved the engagement of KPMG LLP as the company’s new independent registered public accounting firm. Tower notified Beard Miller Company LLP of the dismissal on April 6, 2009. Effective October 1, 2009, Beard Miller Company LLP merged with the independent registered public accounting firm of Parente Randolph, LLC to form ParenteBeard LLC. Neither Beard Miller Company LLP nor ParenteBeard LLC has reviewed or issued any reports in relation to Tower’s financial statements from the time of Beard Miller Company LLP’s de facto appointment on March 31, 2009 to the date of its dismissal.

The report issued by Smith Elliott Kearns & Company, LLC in connection with the audit of the financial statements of Tower for the years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

There have been no disagreements with Smith Elliott Kearns & Company, LLC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, during the two most recent fiscal years or subsequent interim period, which disagreement, if not resolved to the satisfaction of Smith Elliott Kearns & Company, LLC would have caused Smith Elliott Kearns & Company, LLC to make reference to the subject matter of such disagreement in connection with its audited report or interim financial statements.

There were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

Pursuant to Item 304(a)(3) of Regulation S-K, Tower has provided a copy of the above disclosures and requested that Smith Elliott Kearns & Company, LLC furnish it with a letter addressed to the Commission stating whether or not Smith Elliott Kearns & Company LLC agrees with the above statements. A copy of such letter, dated March 31, 2009, is filed as Exhibit 16.1 to the current report on Form 8-K as filed with the Securities and Exchange Commission on March 31, 2009.

The report issued by Beard Miller Company LLP in connection with the audit of Graystone for the years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

There have been no disagreements with Beard Miller Company LLP on any matters or accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Beard Miller Company LLP would have caused Beard Miller Company LLP to make reference to the subject matter of such disagreement in connection with its audited report or interim financial statements.

There were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

Pursuant to Item 304(a)(3) of Regulation S-K, Tower has provided a copy of the above disclosures and requested that Beard Miller Company LLP furnish it with a letter addressed to the Commission stating whether or not Beard Miller Company LLP agrees with the above statements. A copy of such letter, dated April 9, 2009, is filed as Exhibit 16.1 to the current report on Form 8-K, as filed with the Securities and Exchange Commission on April 10, 2009.

Engagement of Independent Registered Public Accounting Firm

On April 6, 2009, the Audit Committee of Tower’s board of directors appointed KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and the interim periods prior to such year end, including to complete a review of the corporation’s Form 10-Q for the quarterly period ending March 31, 2009. During the fiscal years ended December 31, 2008 and December 31, 2007, and through the date of KPMG’s appointment, neither the company nor anyone on its behalf has consulted with KPMG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the company’s financial statements, or (iii) any matter that was the subject of a disagreement within the meaning of Item 304 (a)(1)(iv) of Regulation S-K, or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees of Independent Public Accountants

Amounts paid by Tower to KPMG LLP for services rendered in 2010 and 2009 are presented below:

Year Ended December 31	2010	2009
Audit Fees: Annual Report and Quarterly Reviews	$613,000	$135,000
Audit Fees: Issuance of Comfort Letters and Consents	163,500	108,800
Subtotal Audit Fees	776,500	244,300
Audit Related Fees	35,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$811,500	$244,300

Audit Fees include fees billed for professional services rendered for the audit of annual financial statement and fees billed for the review of financial statements included in the company’s Forms 10-Q and 10-K or services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit Related Fees include fees billed for professional services rendered for the audit of certain financial statements in connection with Graystone Tower Bank’s application to the U.S. Department of Housing and Urban Development for Federal Housing Administration (FHA) lender approval.

Tax Fees include fees billed for professional services rendered for tax compliance, tax advice, tax planning. These services include preparation of federal and state tax returns.

All Other Fees include fees billed for products and services provided, other than the services reported under the Audit Fees, Audit Related Fees, or Tax Fees sections of the table above. These include fees for services related to Tower’s mergers with Graystone Financial Corp. and with First Chester County Corporation.

Audit Committee Report

The Audit Committee of the Tower board of directors is comprised of directors who meet the standards for independence under the rules of the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the board of directors, which is available to shareholders at the company’s website at www.towerbancorp.com under the “Governance Documents” tab.

The Audit Committee met with management periodically during the year to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the company’s independent registered public accounting firm and with appropriate company financial personnel and internal auditors. The Audit Committee also discussed with the company’s senior management and independent registered public accounting firm the process used for certifications by the company’s Chief Executive Officer and Chief Financial Officer which are required for certain of the company’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meetings with both the independent registered public accounting firm and the internal auditors, as well as with the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, on a number of occasions, each of whom has unrestricted access to the Audit Committee.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s internal controls.

The independent registered public accounting firm audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee reviewed with management and KPMG LLP, the company’s independent registered public accounting firm, the company’s audited financial statements prior to issuance. Management has represented, and KPMG LLP has confirmed, to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee received from and discussed with KPMG LLP the written disclosure and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed KPMG LLP’s independence with its representatives. These items relate to that firm’s independence from the company. The Audit Committee also discussed with KPMG LLP matters required to be discussed with those charged with governance pursuant to the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The Audit Committee monitored the independent registered public accounting firm’s independence, reviewed audit and non-audit services performed by KPMG LLP and discussed with the registered public accounting firm their independence.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Tower that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee

Michael A. Peck, Chair

Edward A. Leo        Terry L. Randall

Annual Report on Form 10-K

A copy of Tower’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, is being mailed with this proxy statement to all shareholders. The Annual Report on Form 10-K also is available at www.towerbancorp.com.

Other Matters

As of the date of this document, the board of directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this document. If any other matters shall properly come before the meeting and be voted upon, your properly executed proxy card will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters in accordance with their own judgment.

REVOCABLE PROXY

TOWER BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 24, 2011

9:30 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Janak Amin and Jeffrey Renninger, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Tower Bancorp, Inc. (“Tower”) common stock of the undersigned at the Annual Meeting of Shareholders of Tower Bancorp, Inc. to be held on Tuesday, May 24, 2011, at 9:30 a.m., at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania, and at any adjournment or postponement of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder of record. Where a vote is not specified, the proxies will vote shares represented by this proxy FOR Proposals 1, 2, 4 and 5, “Every Three Years” with respect to Proposal 3, and in accordance with the recommendations of the management of Tower on such other matters that may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated [April 11, 2011.]

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE

(continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

TOWER BANCORP, INC. – ANNUAL MEETING, MAY 24, 2011

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/4431

You can vote in one of three ways:

1.	Call toll free 1-866-214-3791 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://proxyvotenow.com/tobc and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY Tower Bancorp, Inc.	Annual Meeting of Shareholders May 24, 2011

The board of directors recommends a vote FOR Proposals 1, 2, 4 and 5. The board of directors also recommends that future advisory votes regarding executive compensation occur “Every Three Years” (Proposal 3).

Proposal 1 – Election of six directors to serve for a one (1) year term. Nominees: Clifford E. DeBaptiste, Edward A. Leo, Jeffrey F. Lehman, Charles C. Pearson, Jr., William F. Pommerening, and Andrew S. Samuel.

For ☐	Withhold All ☐	For All Except ☐

INSTRUCTIONS: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) in the space provided below.

Proposal 2 – Approval of an advisory, non-binding resolution regarding executive compensation.

For ☐	Against ☐	Abstain ☐

Proposal 3 – Approval of an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation.

Every Year ☐	Every Two Years ☐	Every Three Years ☐	Abstain ☐

Proposal 4 – Approval of an amendment to our Amended and Restated Articles of Incorporation to limit the transactions requiring approval of our shareholders by a supermajority vote.

For ☐	Against ☐	Abstain ☐

Proposal 5 – Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm.

For ☐	Against ☐	Abstain ☐

☐	PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated:	,	2011

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 24, 2011.

The proxy statement, proxy card and Tower’s 2010 Annual Report are available at: http://www.cfpproxy.com/4431.

TOWER BANCORP, INC.

NOTICE TO PARTICIPANTS

IN THE GRAYSTONE TOWER BANK

EMPLOYEES’ STOCK OWNERSHIP PLAN (THE “PLAN”)

OF THE

ANNUAL MEETING OF TOWER BANCORP, INC. SHAREHOLDERS

ON

MAY 24, 2011

Dear Plan Participants:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TOWER BANCORP, INC. (the “Company”) will be held on Tuesday, May 24, 2011, at 9:30 a.m., local time, at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011, for the purposes set forth in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, including to elect six (6) Directors to the board of directors of the Company for one-year terms; to approve an advisory, non-binding resolution regarding executive compensation; approve an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation; to approve an amendment to the Company’s Amended and Restated Articles of Incorporation; and to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Each Participant in the Plan who has shares of common stock of the Company allocated to his or her Plan account at the close of business on [March 25, 2011], the record date for the Annual Meeting, is entitled to direct the Trustees of the Plan how such shares are to be voted. The Trustees will be responsible for voting such shares either in person or by proxy.

Enclosed herewith is a Voting Instruction Card for you to use to direct the voting of the shares of the common stock of the Company which are allocated to your Plan account as of [March 25, 2011]. PLEASE COMPLETE, SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE, to be received no later than May 23, 2011 in order to be voted by the Trustees.

We encourage each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions are not received, the shares allocated to your Plan account will generally not be voted by the Trustees. While we hope that you will vote in the manner recommended by the board of directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Andrew Samuel, Trustee
[April 11, 2011]	Mark Merrill, Trustee
Jeffrey Shank, Trustee

GRAYSTONE TOWER BANK

EMPLOYEES’ STOCK OWNERSHIP PLAN

(the “Plan”)

VOTING INSTRUCTION CARD FOR

ANNUAL MEETING OF SHAREHOLDERS OF TOWER BANCORP, INC.

MAY 24, 2011

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Voting Instruction Card, when properly executed, will direct the Trustees of the Plan how to vote the shares of common stock of Tower Bancorp, Inc. allocated to the undersigned’s Plan account. If this Voting Instruction Card is signed and returned, but no directions are given with respect to the proposals, the return of the signed Voting Instruction Card will be deemed an instruction to the Trustee to vote the undersigned’s Plan shares “FOR” Proposals 1, 2, 4 and 5 and “EVERY THREE YEARS” with respect to Proposal 3.

Please mark your votes as indicated in this example:  ☒

Proposal 1 – Election of six directors to serve for a one (1) year term. Nominees: Clifford E. DeBaptiste, Edward A. Leo, Jeffrey F. Lehman, Charles C. Pearson, Jr., William F. Pommerening, and Andrew S. Samuel.

For ☐	Withhold All ☐	For All Except ☐

INSTRUCTIONS: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) in the space provided below.

Proposal 2 – Approval of an advisory, non-binding resolution regarding executive compensation.

For ☐	Against ☐	Abstain ☐

Proposal 3 – Approval of an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation.

Every Year ☐	Every Two Years ☐	Every Three Years ☐	Abstain ☐

Proposal 4 – Approval of an amendment to our Amended and Restated Articles of Incorporation to limit the transactions requiring approval of our shareholders by a supermajority vote.

For ☐	Against ☐	Abstain ☐

Proposal 5 – Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm.

For ☐	Against ☐	Abstain ☐

☐	PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

The Trustees shall vote the undersigned’s Plan shares in their discretion on such other matters as may properly come before the Annual Meeting.

The undersigned’s voting instructions shall apply to the Annual Meeting of Shareholders of Tower Bancorp, Inc. scheduled to be held on May 24, 2011, and any postponements or adjournments thereof. The Trustees may vote in person or by proxy.

The undersigned hereby acknowledges receipt of the Proxy Statement dated [April 11, 2011.]

Dated	, 2011
(Please Date)

(Signature)

Please sign EXACTLY as your name appears hereon.

YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.